UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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Eclipsys Corporation

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Eclipsys Corporation

Three Ravinia Drive

Atlanta, Georgia 30346

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 13, 2009

The annual meeting of stockholders of Eclipsys Corporation (the “Company”) will be held at the Company’s headquarters, located at Three Ravinia Drive, 10th Floor, Atlanta, Georgia 30346, on May 13, 2009, at 2:00 p.m., local time, to consider and act upon the following matters:

1.	To elect two Class II directors to serve for the ensuing three years.

2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the current fiscal year.

3.	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

Stockholders of record at the close of business on March 20, 2009 will be entitled to notice of and to vote at the meeting or any postponement or adjournment thereof. The stock transfer books of the Company will remain open following the record date.

By Order of the Board of Directors,

Brian W. Copple
Secretary

Atlanta, Georgia

March 31, 2009

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES PLEASE VOTE AS PROMPTLY AS POSSIBLE VIA THE INTERNET OR TELEPHONE AS INSTRUCTED IN THESE MATERIALS OR, IF THIS PROXY STATEMENT WAS MAILED TO YOU, BY COMPLETING, DATING AND SIGNING THE ENCLOSED PROXY CARD AND MAILING IT IN THE ENCLOSED ENVELOPE. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders Meeting:

The Company’s 2009 Proxy Statement and Annual Report for the fiscal year ended December 31, 2008 are available at www.proxyvote.com.

Eclipsys Corporation

Three Ravinia Drive

Atlanta, Georgia 30346

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 13, 2009

This proxy statement is furnished in connection with the solicitation of proxies by the board of directors (the “Board of Directors” or the “Board”) of Eclipsys Corporation (the “Company” or “Eclipsys”) for use at the annual meeting of stockholders to be held at the Company’s headquarters, located at Three Ravinia Drive, 10th Floor, Atlanta, Georgia 30346, on May 13, 2009 at 2:00 p.m., local time and at any postponement or adjournment thereof (the “Annual Meeting”). You are invited to attend the Annual Meeting, and we request that you vote on the proposals described in this proxy statement. You do not need to attend the Annual Meeting to vote your shares; instead, you can appoint a proxy to vote your shares as explained below.

In accordance with rules and regulations recently adopted by the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record on the record date as we did in years prior to 2008, we are furnishing proxy materials to our stockholders on the Internet and mailing printed copies of the proxy materials to only a limited number of our stockholders. If you have received a printed copy of these proxy materials by mail, you may simply complete, sign and return your proxy card by mail or follow the instructions on your proxy card to submit your proxy via the Internet or telephone. Stockholders receiving a Notice of Internet Availability of Proxy Materials by mail will generally not receive a printed copy of the proxy materials unless they specifically request a printed copy in accordance with the instructions included in the Notice of Internet Availability of Proxy Materials. The Notice of Internet Availability of Proxy Materials provides instructions as to how to (i) access and review all of the important information contained in the proxy materials, (ii) submit voting instructions via the Internet or telephone or by mail, and (iii) request a printed copy of the proxy materials. Proxies must be received by 11:59 p.m. Eastern Time on May 12, 2009 to be counted. We intend to begin distributing our proxy materials to stockholders via paper copy mailing and the Notice of Internet Availability of Proxy Materials on or about April 3, 2009.

Each properly submitted proxy will be voted in accordance with the stockholder’s instructions contained therein. If no choice is specified, executed proxies will be voted:

•	FOR election of the Class II directors of the Company designated herein as nominees (see “Proposal 1 - Election of Directors” beginning at page 3 of this proxy statement); and

•

FOR ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the current fiscal year (see “Proposal 2 - Ratification of the Selection of the Company’s Independent Registered Public Accounting Firm” beginning at page 33 of this proxy statement).

A stockholder may revoke a proxy at any time before its exercise by entering new voting instructions via the Internet or telephone, by delivery of written revocation or a subsequently dated proxy to our Secretary or by voting in person at the Annual Meeting. To revoke a proxy via the Internet or telephone, you must do so by 11:59 p.m. Eastern Time on May 12, 2009. Attendance at the Annual Meeting will not cause your previously executed proxy to be revoked unless you specifically request such revocation.

The Company will pay all costs of proxy solicitation. In addition to solicitations by mail, our directors, officers and employees, without additional remuneration, may solicit proxies by telephone, facsimile and personal interviews, and we reserve the right to retain outside agencies for the purpose of soliciting proxies. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting materials to the owners of stock held in their names and, as required by law, we will reimburse them for their out-of-pocket expenses in this regard.

Voting

On March 20, 2009, the record date for the determination of stockholders entitled to vote at the Annual Meeting (the “Record Date”), there were outstanding and entitled to vote an aggregate of 56,195,767 shares of our common stock, constituting all of our voting stock (“Voting Common Stock”). Holders of Voting Common Stock are entitled to one vote per share. The holders of a majority of the shares of Voting Common Stock outstanding on the Record Date and entitled to vote at the Annual Meeting, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting and any adjournments and postponements thereof. Shares of Voting Common Stock represented in person or by proxy (including shares that abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present at the Annual Meeting.

The affirmative vote of a plurality of the shares of Voting Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required for the election of directors. The affirmative vote of a majority of the shares of Voting Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year. With regard to the election of directors, votes may be cast in favor of the director or withheld. Because directors are elected by plurality, abstentions from voting and broker non-votes will be excluded from the vote and will have no effect on its outcome. If a quorum is present at the Annual Meeting, the nominees receiving the greatest number of votes (up to two directors) will be elected.

The Board of Directors does not know of any other matters that may come before the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, the persons acting as proxies will vote, or otherwise act, in accordance with their judgment on such matters. For any proposals other than the election of directors, abstentions are counted in tabulations of the votes cast on a proposal presented to stockholders and generally have the same effect as a vote against the proposal, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

Householding of Proxy Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy materials. This means that only one copy of our proxy materials or the Notice of Internet Availability of Proxy Materials, as applicable, may have been sent to multiple stockholders in your household. We will promptly deliver a separate Notice of Internet Availability of Proxy Materials and, if applicable, a separate proxy statement and annual report, to you if you contact us at the following address or phone number: Eclipsys Corporation, Three Ravinia Drive, Atlanta, Georgia 30346, phone: (404) 847-5000, Attention: Corporate Secretary. If you want to receive separate copies of our proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address or phone number.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our Board of Directors is classified into three classes (designated Class I, Class II and Class III) with members of each class holding office for staggered three-year terms. There are currently two Class II directors, whose terms expire at this Annual Meeting, three Class III directors, whose terms expire at the 2010 annual meeting of stockholders, and three Class I directors, whose terms expire at the 2011 annual meeting of stockholders, in all cases subject to the election and qualification of their successors and to their earlier death, resignation or removal.

The Board of Directors nominated John T. Casey and Jay B. Pieper to stand for election as Class II directors at the Annual Meeting. The persons named in the enclosed proxy will vote to elect these nominees as Class II directors, unless authority to vote for the election of these nominees is withheld by marking the proxy card to that effect. Each nominee has indicated his willingness to serve, if elected, but if he is unable or unwilling to serve, proxies may be voted for a substitute nominee designated by the Board of Directors. Each nominee, if elected, will hold office until the 2012 annual meeting of stockholders, subject to the election and qualification of his successor and to his earlier death, resignation or removal.

The table below lists our directors and their committee assignments. A summary of the background and experience for each nominee and incumbent is set forth after the table.

Name	Age	Position	Committee Assignments			Member Since
			Audit	Compensation	Nominating & Governance

John T. Casey	63	Director	X		X	May 2008

Dan L. Crippen	57	Director	X		X	June 2004

R. Andrew Eckert	47	Director, President and CEO				November 2005

Eugene V. Fife	68	Chairman of the Board			Chair	May 1997

Edward A. Kangas	64	Director	X	Chair		June 2004

Craig Macnab	53	Director		X		May 2008

Philip M. Pead	56	Director		X		February 2009

Jay B. Pieper	65	Director	Chair			May 1996

Director Nominees – Class II

John T. Casey has been a director of Eclipsys since May 2008. Mr. Casey has served as the Chairman of Medcath Corporation since 2003. He joined the board of Medcath in 1999, and from 2003 to 2006 he also served as Chief Executive Officer. Medcath operates nine hospitals focused on the care and treatment of cardiovascular disease, leases mobile cardiac catheterization labs, operates fixed-site labs, conducts clinical research and provides physician practice management services to heart specialists. Prior to joining the board of Medcath, Mr. Casey was the Chairman and Chief Executive Officer of Physician Reliance Network, Inc., an administrative management company specializing in medical practice management, clinical research and physician education, from 1997 until its merger with American Oncology Resources to form US Oncology, Inc. in 1999. From 1976 to 1997, Mr. Casey was President and CEO of Presbyterian St. Luke’s Medical Center (now Health One) in Denver; President and CEO of Methodist Health Systems, Inc. in Memphis; Chairman and CEO of The Samaritan Foundation (now Banner Health) in Phoenix; President and COO of American Medical International, Inc. (now Tenet Healthcare) in Dallas; and Chairman and CEO of Intecare in Dallas.

Jay B. Pieper has been a director of Eclipsys since May 1996. Since May 1995, Mr. Pieper has served as Vice President of Corporate Development and Treasury Affairs for Partners HealthCare System, Inc., the parent of Brigham and Women’s Hospital, Inc. and Massachusetts General Hospital. He is also President of Partners International Medical Services LLC and Chairman of the Board of Partners Harvard Medical International. Mr. Pieper serves on the Board of Directors of Biopure Corporation, a manufacturer of pharmaceuticals; WorldCare, Ltd., a privately-held provider of healthcare related insurance and telemedicine products; CRICO, Ltd., a captive insurer of Harvard University affiliated medical institutions; the Friends of the National Library of Medicine; and Harvard Clinical Research Institute.

The Board of Directors recommends a vote FOR the election of John T. Casey and Jay B. Pieper as Class II directors.

Incumbent Directors – Class I

R. Andrew Eckert has been a director of Eclipsys, as well as President and Chief Executive Officer, since November 14, 2005. From March 2004 to October 2005, Mr. Eckert served as Chief Executive Officer of SumTotal Systems, Inc., a provider of learning and business performance technologies and services. From 2002 to March 2004, he served as Chief Executive Officer of Docent, Inc., until it merged with Click2learn to form SumTotal Systems. Previously, Mr. Eckert spent 11 years with ADAC Laboratories, a global leader in nuclear medicine and radiation therapy planning systems, where he served as Chief Executive Officer (1997 to 2001), Chairman (1999 until its sale to Philips Medical Systems in 2000), and President (1994 to 1997). Prior to ADAC, he worked in the consulting and finance industries with Goldman Sachs, Summit Partners and Marakon Associates. Mr. Eckert serves as a board member of Varian Medical Systems, an oncology capital equipment company.

Eugene V. Fife has been a director of Eclipsys since May 1997 and has served as Chairman of the Board since January 2003. From April 2005 to November 14, 2005, Mr. Fife served as Chief Executive Officer and President of Eclipsys on an interim basis. Since December 1999, Mr. Fife has served as the founding principal of Vawter Capital, LLC, a private investment firm. Mr. Fife was formerly a general partner in Goldman Sachs & Co., where he served as a member of its Management Committee and as Chairman of Goldman Sachs International. He retired from Goldman Sachs & Co. in 1995, but continues to serve as a Senior Director of the firm. Mr. Fife is also a director of Caterpillar, Inc., a heavy equipment and engine manufacturer.

Philip Pead has been a director of Eclipsys since February 2009. Mr. Pead has served as the Managing Partner of Beacon Point Partners LLC, a healthcare consulting firm, since March 2007. Previously, Mr. Pead served as President and Chief Executive Officer of Per-Se Technologies, a provider of physician practice management services, from November 2000 until its acquisition by McKesson Corporation in January 2007. Mr. Pead served as the Chairman of Per-Se beginning May 2003, having joined the company in 1997. While at Per-Se, he also served as Executive Vice President and Chief Operating Officer from August 1999 to November 2000. Previously, Mr. Pead served as the senior vice president with responsibility for international operations of Dun & Bradstreet Software Services, Inc., a leading developer of software; and as vice president with responsibility for overseeing the Asian and Latin American operations of Attachmate Corporation, a leading provider of host connectivity solutions.

Incumbent Directors – Class III

Dan L. Crippen has been a director of Eclipsys since June 2004. Mr. Crippen is currently self-employed as a consultant, advising medical device manufacturers, pharmaceutical companies, medical management firms, healthcare policy organizations, state and local governments, and others conducting business with the federal government. From 1999 to 2003, Mr. Crippen served as the Director of the Congressional Budget Office. From 1996 to 1999, Mr. Crippen was a founding partner of Washington Counsel, P.C., a consulting firm.

Edward A. Kangas has been a director of Eclipsys since June 2004. Mr. Kangas served as Chairman and Chief Executive Officer of Deloitte Touche Tohmatsu from 1989 to 2000. He also served as the Managing

Partner of Deloitte & Touche (USA) from 1989 to 1994. He is a director of Hovnanian Enterprises Inc., a national homebuilder; Tenet Healthcare Corporation, a healthcare services company; Intuit, Inc., a software company focusing on consumer and small business financial products; and United Technologies Corp., a diversified company that provides high technology products and services to the building and aerospace industries.

Craig Macnab has been a director of Eclipsys since May 2008. Mr. Macnab has served as the Chief Executive Officer and a member of the board of directors of National Retail Properties, Inc., a publicly traded company that acquires, develops, and manages freestanding retail properties, since 2004, and was appointed Chairman of its Board in February 2008. Previously, Mr. Macnab was the Chief Executive Officer and President of JDN Realty, a publicly traded real estate investment trust, from 2000 to 2003. Before joining JDN Realty, Mr. Macnab had a 20-year career in finance, serving as a Vice President at Lazard Freres & Co.; a partner of J.C. Bradford & Co., a brokerage firm later merged into PaineWebber; General Partner of Macneil Advisors, a private equity firm; and President of Tandem Capital, a private investment company providing growth capital to small public companies. In addition to serving on the board of National Retail Properties, Mr. Macnab is also a director of Developers Diversified Realty Corporation, a publicly traded company that acquired JDN Realty in 2003. He was also a member of the board of directors of Per Se Technologies, Inc., a healthcare information technology company, from 2002 until 2007.

CORPORATE GOVERNANCE

DIRECTOR INDEPENDENCE

The Company is required to comply with the director independence rules of the NASDAQ Stock Market, Inc. (“NASDAQ”), on which the Voting Common Stock is listed. A director will qualify as an “independent director” under Rule 4200(a)(15) of the NASDAQ Marketplace Rules if, in the opinion of our Board of Directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Board of Directors has determined that none of Messrs. Casey, Crippen, Fife, Kangas, Macnab, Pead or Pieper has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Accordingly, our Board of Directors has concluded that each of these directors is an “independent director” as defined under applicable NASDAQ rules. In addition, our Board of Directors has previously concluded that each of Messrs. Denning and Kelly, our former directors that served during part of 2008, were “independent directors.” Mr. Eckert was not deemed an “independent director” because he is an executive officer of the Company.

BOARD AND COMMITTEE MEETINGS

In 2008, the Board of Directors met 12 times, the Audit Committee met 11 times, the Compensation Committee met six times, and the Nominating & Governance Committee met two times. During 2008, each director attended at least 75% of the aggregate number of Board meetings and the number of meetings held by all committees on which the director then served.

Stockholder attendance at our annual meetings of stockholders has historically been extremely sparse, and we have therefore generally not incurred the expense of director attendance. This year’s Annual Meeting is scheduled to coincide with a Board meeting, so directors can attend the Annual Meeting without subjecting the Company to additional cost. Our Corporate Governance Guidelines call for us to schedule annual meetings of stockholders to coincide with a regularly scheduled Board meeting when possible, and for the Chairman of the Board and the Chairman of each Committee of the Board to attend annual meetings that coincide with Board meetings. A copy of the Guidelines is posted on the “Corporate Governance” section of our Investor Relations website at www.eclipsys.com/investors. Mr. Eckert was the only director who attended our 2008 annual meeting of stockholders.

BOARD COMMITTEES

The Board of Directors has established three standing committees – Audit, Compensation, and Nominating & Governance – each of which operates under a written charter that has been approved by the Board. A current copy of each committee’s charter is posted on the “Corporate Governance” section of our Investor Relations website at www.eclipsys.com/investors.

Committee membership is indicated in the table above. The Board of Directors has determined that all of the members of each of the Board’s three standing committees are independent as defined under the NASDAQ Marketplace Rules, including, in the case of all members of the Audit Committee, the independence requirements set forth in Rule 10A-3 under the Securities Exchange Act of 1934.

Audit Committee

The Audit Committee’s responsibilities include:

•	appointing, approving the compensation of, and overseeing the independence and qualifications of our registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of certain reports from such firm;

•	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	reviewing our earnings press releases and earnings guidance;

•	reviewing our internal control over financial reporting and disclosure controls and procedures, and overseeing our Code of Business Conduct and Ethics;

•	reviewing the effectiveness of our internal audit function;

•	reviewing our risk management policies;

•	establishing procedures for the receipt and retention of accounting-related complaints and concerns; and

•	preparing the Audit Committee Report required by SEC rules (which is included below under the caption “Report of the Audit Committee of the Board of Directors”).

The Board of Directors has determined that each of Messrs. Pieper, Crippen and Kangas is an “audit committee financial expert” as defined in Item 407(d) of Regulation S-K.

Compensation Committee

The Compensation Committee’s responsibilities include:

•	reviewing and approving performance objectives for executive officers;

•	evaluating the performance of executive officers;

•	overseeing management development and succession planning for executive officers;

•	determining the compensation and benefits of the executive officers;

•	reviewing and approving employment agreements and plans and agreements governing severance benefits for executive officers;

•	overseeing and administering our cash and equity incentive plans;

•	monitoring equity ownership by our directors and executive officers;

•	advising on non-executive officer compensation;

•	making recommendations to the Board with respect to non-employee director compensation; and

•	preparing the Compensation Committee Report required by SEC rules (which is included below under the caption “Compensation Committee Report”).

In connection with its duty to oversee and administer our equity incentive plans, the Compensation Committee has delegated to the CEO, acting as a committee of the Board, the authority, subject to certain limits, to grant awards thereunder to employees other than our executive officers. The CEO also makes recommendations to the Compensation Committee regarding compensation for our executive officers. Frederic W. Cook & Co., Inc. (“Cook”) has been engaged by the Compensation Committee to act as its independent consultant since January 2006. Cook provides analysis and advice regarding our executive compensation practices, including with respect to the amount and form of executive and non-employee director compensation. A representative of Cook generally attends all meetings at which the Compensation Committee undertakes significant review of, and/or action with respect to, executive officer or non-employee director compensation. Cook also consults regularly with the Chairman of the Compensation Committee.

Nominating & Governance Committee

The Nominating & Governance Committee’s responsibilities include:

•	reviewing and making recommendations to the Board regarding the size, composition, structure and operation of the Board;

•	recommending Board qualification standards and other criteria for members of the Board;

•	identifying, recruiting, evaluating, and recommending qualified individuals to become directors;

•	approving procedures to be followed by stockholders in submitting recommendations of director candidates;

•	recommending to the Board the persons to be nominated for election as directors, and the members and chairpersons of the committees of the Board;

•	developing, recommending to the Board, and overseeing our corporate governance policies and procedures;

•	reviewing the adequacy of our Code of Business Conduct and Ethics and recommending any changes to the Board;

•	overseeing the periodic assessment process relating to the Board and its committees;

•	assessing and making recommendations to the Board regarding the independence of existing and prospective directors;

•	overseeing the orientation of new directors; and

•	promoting Board and committee members continuing education programs.

DIRECTOR CANDIDATE NOMINATING PROCEDURES

The process followed by our Nominating & Governance Committee to identify and evaluate director candidates includes requests for recommendations (including through retained third-party search firms, as well as less formal methods such as personal contacts), committee meetings from time to time to evaluate biographical information and material relating to potential candidates, and interviews of candidates by Board members.

In considering whether to nominate any particular candidate, the Nominating & Governance Committee will apply the criteria set forth in our Corporate Governance Guidelines. These criteria include the candidate’s ethics, integrity, values, independence, judgment, business experience and background, as well as a record of achievement and expertise that is useful to the Company and complementary to the background and experience of our other Board members. The Nominating & Governance Committee does not assign specific weights to particular criteria. The Nominating & Governance Committee believes that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will facilitate the Board’s fulfillment of its responsibilities.

Stockholders may recommend individuals to the Nominating & Governance Committee for consideration as potential director candidates and inclusion in our proxy statement for the 2010 annual meeting of stockholders by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned at least $2,000 in market value or 1% of our Voting Common Stock for at least a year as of the date such recommendation is made. Such information should be sent to the Nominating & Governance Committee, c/o Corporate Secretary, Eclipsys Corporation, Three Ravinia Drive, Atlanta, Georgia 30346. Assuming that appropriate biographical and background material has been provided on a timely basis and other procedural requirements have been satisfied, the Nominating & Governance Committee will evaluate stockholder-recommended candidates by following the same process, and applying the same criteria, as it follows for candidates submitted by others. If the Board determines to nominate a stockholder-recommended candidate, then his or her name will be included on our proxy card for the 2010 annual meeting of stockholders.

Stockholders also have the right under our bylaws to directly nominate director candidates at an annual meeting even though the nominee is not included in the proxy statement for the annual meeting at which such nomination is to be considered. Pursuant to our bylaws, in order for any stockholder-recommended director candidate who is not included in the proxy statement for the 2010 annual meeting of stockholders to be brought before the meeting by a stockholder of record, such stockholder must give notice of that director nomination to our Corporate Secretary not less than 60 days or more than 90 days prior to the 2010 annual meeting of stockholders. If less than 70 days notice or prior public disclosure of the date of the meeting is given to stockholders, notice of the stockholder’s director nomination must have been mailed or delivered to our Corporate Secretary no later than the 10th day following the date on which the notice of the meeting was mailed or such public disclosure was made, whichever occurs first. The notice of director nomination must contain the information required by our bylaws. Candidates nominated by stockholders in accordance with these bylaw procedures for consideration at the 2010 annual meeting of stockholders are not required to be included on our proxy card for that annual meeting.

COMMUNICATING WITH THE INDEPENDENT DIRECTORS

The Board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. The Chairman of the Board (if an independent director), or the Lead Director (if one is appointed), or the Chairman of the Nominating & Governance Committee, with the assistance of our Chief Financial Officer and General Counsel, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as considered appropriate. Under procedures approved by a majority of the independent directors, communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the Chairman of the Board (if an independent director), or the Lead Director (if one is appointed), or the Chairman of the Nominating & Governance Committee, considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs or personal grievances and communications that are repetitive or duplicative.

Stockholders who wish to send communications on any topic to the Board may address such communications to Board of Directors c/o Corporate Secretary, Eclipsys Corporation, Three Ravinia Drive, Atlanta, Georgia 30346.

CODE OF BUSINESS CONDUCT AND ETHICS

Eclipsys has adopted a written Code of Business Conduct and Ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Code of Business Conduct and Ethics is posted on the “Corporate Governance” section of our Investor Relations website at www.eclipsys.com/investors. In addition, we intend to post on our website all disclosures that are required by law or the applicable NASDAQ rules concerning any amendments to, or waivers from, any provision of the Code of Business Conduct and Ethics.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Crippen, Denning, Kangas and Macnab served for part or all of 2008 as a member of the Compensation Committee. None of Messrs. Crippen, Denning, Kangas or Macnab was at any time during 2008, or at any other time, an officer or employee of Eclipsys. No interlocking relationships exist between the Board of Directors or the Compensation Committee and the board of directors or the compensation committee of any other company.

DIRECTOR COMPENSATION

2008 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash[1] ($)		Stock Awards[2] ($)	Option Awards[2] ($)	Total ($)

John T. Casey[3]	40,115		92,587	—	132,702

Dan L. Crippen	65,500		100,346	104,542	270,388

Steven A. Denning[4]	52,000	[5]	84,026	11,360	147,386

Eugene V. Fife	175,500		100,346	56,799	332,645

Edward A. Kangas	85,000		100,346	104,542	289,888

Braden R. Kelly[6]	31,750	[7]	31,246	11,360	74,356

Craig Macnab[8]	35,115	[9]	92,587	—	127,702

Jay B. Pieper	86,000	[10]	100,346	18,176	204,522

Philip M. Pead[11]	—		—	—	—

[1]	Consists of annual retainers, meeting fees, and chair fees. See the narrative disclosure below for a description of such fees.

[2]

In accordance with the rules of the SEC, these amounts are the compensation expense recognized by the Company in accordance with FAS 123R for financial statement reporting purposes in connection with stock awards or option awards, but disregarding the estimate of forfeitures related to service-based vesting conditions. The Company’s stock awards and stock option valuation approach and related assumptions are described in Note J “Stock Compensation Plans” to the Consolidated Financial Statements in the Company’s annual report on Form 10-K for 2008. The reported amount does not necessarily reflect aggregate income that may be recognized by the individual for income tax purposes upon vesting of awards or sale of shares, or the value that may be realized by the individual upon sale of shares, which amounts will depend upon the fair market value of the shares at the times awards vest and shares are sold and may be more or less than the amount shown. Stock award expense amounts reflect each director’s equity compensation expense associated with received deferred stock units (“DSUs”).

The grant date fair value, versus the 2008 expense amount recognized by the Company, of each 2008 stock awards computed in accordance with FAS 123R was as follows: $125,000 for each director’s annual DSUs issued in June 2008; and $75,000 for the initial DSUs granted to each of Messrs. Casey and Macnab in connection with their appointment to the Board in May 2008. See the narrative disclosure below for a description of such awards. No Director option awards were granted in 2008.

As of December 31, 2008, the following director stock awards and option awards were outstanding (Messrs. Denning, Kelly and Pead were not directors on December 31, 2008 per footnotes #4, #6 and #11, and therefore are not included in this table):

Name	Stock Awards Outstanding	Option Awards Outstanding

John T. Casey	9,580	—

Dan L. Crippen	13,052	50,000

Eugene V. Fife	10,049	146,000

Edward A. Kangas	13,052	50,000

Craig Macnab	10,784	—

Jay B. Pieper	14,221	61,000

The stock awards outstanding consist solely of DSUs. The option awards outstanding comprise director equity compensation that was granted in years prior to 2005.

[3]	Mr. Casey joined the Board on May 14, 2008.

[4]	Mr. Denning resigned from the Board on November 13, 2008.

[5]

Mr. Denning elected to defer this entire amount and receive it in the form of deferred stock units rather than cash. Upon his resignation from the Board, such vested deferred stock units were issued as shares of Voting Common Stock to Mr. Denning.

[6]	Mr. Kelly’s term on the Board expired on June 11, 2008, the date of Eclipsys’ 2008 Annual Stockholders’ Meeting. Mr. Kelly chose to not stand for re-election.

[7]

Mr. Kelly elected to defer this entire amount and receive it in the form of deferred stock units rather than cash. On June 11, 2008, the last date he served as a director, such vested deferred stock units were issued as shares of Voting Common Stock to Mr. Kelly.

[8]	Mr. Macnab joined the Board on May 14, 2008.

[9]

Mr. Macnab elected to defer $22,115 of this amount and receive it in the form of deferred stock units rather than cash. This deferred amount comprised the pro-rata portion of his annual cash retainer fees.

[1][0]

Mr. Pieper elected to defer $21,750 of this amount and receive it in the form of deferred stock units rather than cash. This deferred amount comprised his meeting attendance cash fees for the first three quarters of 2008.

[1][1]	Mr. Pead joined the Board on February 12, 2009.

Narrative Disclosure Related to Director Compensation Table

Each non-employee director of the Company is compensated for service on the Board through a combination of cash fees and equity.

Cash Fees

For the first Quarter 2008, cash fees included an annual retainer of $35,000, attendance fees of $2,000 per Board meeting and $1,500 per committee meeting (with those amounts halved for telephonic participation), and additional annual chair fees of $115,000 for the Chairman of the Board; $15,000 for the Audit Committee Chairman; $10,000 for the Compensation Committee Chairman; and $5,000 for the Nominating & Governance Committee Chairman, all pro-rated for the payment of just the 1st quarter.

Beginning in April 2008, attendance fees per Board meeting and committee meeting were halved only for telephonic participation in meetings that are held in-person. In addition, the annual committee chair fees increased to: $20,000 for the Audit Committee Chairman; $15,000 for the Compensation Committee Chairman; and $10,000 for the Nominating & Governance Committee Chairman. The annual chair fees for the Chairman of the Board remained at $115,000. Although the annual retainer remained at $35,000, the amount is pro-rated from the date new directors join the Board.

Equity Compensation

Equity compensation takes the form of deferred stock units (“DSUs”). DSUs granted before the 2008 Omnibus Incentive Plan was approved by our stockholders on June 11, 2008 were issued under Eclipsys’ 2005 Stock Incentive Plan. DSUs granted subsequent to such date are issued under Eclipsys’ 2008 Omnibus Incentive Plan.

Initial Awards. In connection with joining the Board, each new non-employee director receives: (i) for inducement and retention purposes, a number of DSUs equal to the quotient obtained by dividing $75,000 by the fair market value of the Voting Common Stock on the date of issuance (the “Inducement DSUs”); and (ii) for compensatory purposes, a number of DSUs equal to the product of $11,000 and the number of full 30-day periods from the date of election or appointment to the Board until the scheduled date of the next regular annual meeting of the Company’s stockholders (if the next annual meeting has not yet been scheduled at the time of calculation of the award, it is assumed that the next annual meeting will be held on the same month and day as the immediately preceding annual meeting) (the “Pro-Rata DSUs”). The Inducement DSUs and the Pro-Rata DSUs will be issued on the date of election or appointment to the Board unless the date of election or appointment to the Board is during a regular quarterly blackout period under the Company’s Insider Trading Policy, in which case the DSUs are granted upon termination of that blackout period. Each Inducement DSU and Pro-Rata DSU represents a notional right to receive one share of Voting Common Stock at the time specified below.

Each Initial DSU vests in twenty-four (24) equal consecutive monthly increments following the date of award or, if earlier, upon the occurrence of a change in control. Each Pro-Rata DSU vests in the same manner as described below for Annual Grant DSUs.

Annual Awards. Each individual who is elected as a non-employee director at an annual meeting of stockholders, or who is a continuing non-employee director immediately after such annual meeting, will be granted a number of DSUs equal to the quotient obtained by dividing $125,000 by the fair market value of the Voting Common Stock on the date of the annual meeting (the “Annual DSUs”). However, if the date of the annual meeting is during a regular quarterly blackout period under the Company’s Insider Trading Policy, then the Annual DSUs are granted upon termination of that blackout period. Each Annual DSU represents a notional right to receive one share of Voting Common Stock at the time specified below.

Each Annual DSU vests in twelve (12) equal consecutive monthly increments following the date of the annual meeting with respect to which such Annual DSU is made or, if earlier, upon the occurrence of a change in control, or the annual meeting of stockholders immediately following the meeting with respect to which the Annual DSU was granted.

Annual Retainer Deferrals. A non-employee director may elect to receive DSUs in lieu of all or a portion of his or her annual retainer fees. All DSUs issued for deferred cash compensation are fully vested at all times.

Issuance of Shares. Shares of Voting Common Stock equal to the whole number of vested DSUs credited to a non-employee director are issued to the non-employee director on the earlier of the cessation of Board service or a change in control.

Equity Retention Guidelines

The Company’s equity retention guidelines are applicable to the Board of Directors and executive officers. The goal is for Board members to accumulate within five years, and thereafter to retain, vested Eclipsys equity having a value equal to 1.5 times the annual base Board compensation (cash retainer plus annual DSUs). Board members should not sell or otherwise transfer beneficial ownership of (a) more than half of the vested after-tax shares of Voting Common Stock obtained as a result of any restricted stock award, or (b) more than half of the shares of Voting Common Stock subject to the vested portion of any stock option award, if net of such sale or transfer the individual does not meet the applicable equity retention threshold.

EXECUTIVE OFFICERS

The table below lists our executive officers. A summary of the background and experience of each of these individuals (other than Mr. Eckert, whose information is above) is set forth after the table.

Name	Age	Position
R. Andrew Eckert	47	President and Chief Executive Officer

John E. Deady	45	Executive Vice President Client Solutions

John P. Gomez	44	Executive Vice President and Chief Technology Strategy Officer

Nitin G. Deshpande	50	President, Eclipsys India

John J. McAuley	53	Senior Vice President Outsourcing and Support

Matthew D. Sappern	42	Senior Vice President Professional Services

W. David Morgan	42	Interim Chief Financial Officer, Chief Accounting Officer and Treasurer

Brian W. Copple	48	Chief Legal Officer, General Counsel and Corporate Secretary

John E. Deady joined Eclipsys in January 2006 as our Executive Vice President Client Solutions. Prior to joining Eclipsys, Mr. Deady served from October 2005 until January 2006 as Vice President and General Manager, Revenue Cycle Solutions, at McKesson Corporation, a provider of healthcare information technology. While at McKesson, Mr. Deady also served as Vice President of Marketing & Sales Support from April 2004 until October 2005; as National Vice President of New Business from October 2002 to April 2004; and National Vice President of Clinical Sales Group from August 2001 to October 2002. Previously, Mr. Deady held executive sales and marketing positions at ADAC Laboratories and Cerner Corporation, and a technical sales position at E.I. du Pont de Nemours and Company.

John P. Gomez has served as our Executive Vice President and Chief Technology Strategy Officer since December 2004. Mr. Gomez joined Eclipsys as Senior Vice President and Chief Technology Officer in August 2003. Prior to joining Eclipsys, Mr. Gomez served from October 2002 to January 2003 as Senior Vice President and Chief Technology Officer at WebMD Corporation, a provider of health information services and publications. Prior to that, Mr. Gomez served from February 2001 to October 2002 as Chief Technology Officer and Senior Vice President of strategic business development at Brill Media Holdings, an e-commerce and media publication company. Previously, Mr. Gomez held management technology positions at Microsoft Corporation, HRBlock Advanced Technology and KYMA Technologies, Inc.

Nitin G. Deshpande has served as our President of Eclipsys India since February 2007. Prior to joining Eclipsys, Mr. Deshpande served from September 2003 to January 2007 as President and Chief Executive Officer of BMC Software India Pvt. Ltd., an enterprise management software provider. From November 2001 to August 2003, he served as Chief Operating Officer of Geometric Software and Solutions, a provider of Product Lifecycle Management (PLM) and Product Development Management (PDM) services and solutions.

John J. McAuley has served as our Senior Vice President Outsourcing and Support since January 2007. He served as our Senior Vice President of Sales Support from April 2006 to January 2007. Prior to joining Eclipsys, Mr. McAuley served as the North America Sales Manager (December 2002 to April 2006) and Vice President and General Manager of Positron Emission Tomography (December 2000 to December 2002) at Philips Medical, a provider a global leader in diagnostic imaging systems, healthcare information technology solutions, and patient monitoring and cardiac devices.

Matthew D. Sappern has served as our Senior Vice President of Professional Services since February 2008. He served as our Senior Vice President of Technology Solution Services, including Remote Hosting and Platform Technical Services from January 2007 to February 2008. Mr. Sappern also served as our Vice President of Development, heading the Enterprise Solutions team, several clinical development teams and Product Management from November 2003 to January 2007. Prior to joining Eclipsys, Mr. Sappern served as VP, Strategic Applications of WebMD Corporation, a provider of health information services and publications. Previously, he also held management roles at Time Warner, Primedia and Young & Rubicam.

W. David Morgan has served as our Interim Chief Financial Officer, Chief Accounting Officer and Treasurer since January 2009. He served as our Vice President of Finance and Assistant Treasurer from August 2008 to January 2009. Mr. Morgan joined Eclipsys from Worldspan LLP, a computerized travel reservation system company, where he served as Vice President and Controller since 2005. From 2002 to 2005, he was Controller and interim Chief Financial Officer of MAPICS, Inc., a provider of enterprise software for midsized manufacturers and divisions of large corporations. Mr. Morgan began his career with Arthur Andersen LLP.

Brian W. Copple has served as our Chief Legal Officer, General Counsel and Corporate Secretary since June 2005. Prior to joining Eclipsys, Mr. Copple served as Chief Legal Officer and General Counsel of Exult, Inc., a provider of human resources and related business process outsourcing services, for five years until its acquisition by Hewitt Associates. Previously, Mr. Copple was a partner with the law firm of Gibson, Dunn & Crutcher LLP.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our Voting Common Stock and Voting Common Stock equivalents as of March 1, 2009 by (i) each person or entity who is known by us to beneficially own more than 5% of the outstanding shares of Voting Common Stock; (ii) each director or nominee for director; (iii) each of the executive officers named in the Summary Compensation Table set forth below under the caption “Executive Compensation — Summary Compensation Table;” and (iv) all directors and executive officers as a group. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with his or her spouse) with respect to the securities listed as beneficially owned by such person or entity. We have no outstanding shares of non-voting common stock.

Our non-employee directors receive a portion of their total compensation for Board service in the form of deferred stock units (“DSUs”). Under the rules of the SEC, DSUs are not included in calculating beneficial ownership of our Voting Common Stock because the holder of a DSU does not have voting or investment power with respect to the DSU or the underlying shares. Nonetheless, we consider the disclosure of DSU ownership to be relevant to investors because the payment ultimately received by the holder of a DSU is in the form of Voting Common Stock. Accordingly, the following table includes a column reflecting the number of DSUs owned by each non-employee director even though the underlying shares are not included in the shares reported as beneficially owned or the related percentage ownership calculations.

Name and Address of Beneficial Owner[1]	Shares of Common Stock[2]		Stock Options[3]	Percentage Owned (%)[4]	Deferred Stock Units[5]
5% Stockholders:

Thornburg Investment Management, Inc.[6] 2300 Ridge Road Santa Fe, New Mexico 87506	7,073,743			12.60%

Eagle Asset Management, Inc.[7] 880 Carillon Parkway St. Petersburg, Florida 33716	4,829,964			8.61%

Bridger Management, LLC[8] 90 Park Avenue – 40th Floor New York, New York 10016	3,429,292			6.11%

Named Executive Officers:
R. Andrew Eckert	150,044		423,750	1.01%
Robert J. Colletti[9]	28,115		317,917	*
John E. Deady	91,527		270,833	*
John P. Gomez	73,015		330,812	*
Joseph C. Petro[9]	48,573		64,723	*

Non-Employee Directors:
Eugene V. Fife	169,783	[10]	146,000	*	12,051
John T. Casey				*	6,644
Dan L. Crippen			48,333	*	12,051
Edward A. Kangas	10,000		48,333	*	12,051
Craig Macnab				*	8,946
Philip M. Pead				*	3,545
Jay B. Pieper	640,483	[11]	61,000	1.25%	13,220
All executive officers and directors as a group (16 Persons):[12]	1,259,412		1,553,061	4.88%

[1]	Except as noted, the address of the named beneficial owner is c/o Eclipsys Corporation, Three Ravinia Drive, Atlanta, Georgia 30346.

[2]

The number of shares beneficially owned by each stockholder is determined under rules promulgated by the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. The shares reflected in this column do not include the DSUs owned by the non-employee directors, described in footnote #5 below.

[3]

Includes only shares as to which the individual has the right to acquire beneficial ownership within 60 days of March 1, 2009. Per SEC rules, these individual shares are included in the numerator and denominator for that specific individual in calculating the percentage of beneficial ownership, but are not deemed outstanding in the aggregate for computing the ownership percentage for others.

[4]

Does not include the DSUs owned by the non-employee directors, described in footnote #5 below. The applicable percentage is based on 56,121,102 shares of Voting Common Stock outstanding at March 1, 2009, adjusted by SEC rules described in footnote #3 above.

[5]

Reflects the aggregate number of DSUs granted (i) as initial awards, in connection with non-employee directors joining the Board; (ii) as annual equity compensation for Board service; and (iii) to those non-employee directors who have elected to receive DSUs in lieu of all or a portion of cash compensation for Board service. Each DSU represents a right to receive one share of Voting Common Stock following the earlier of the cessation of Board service or a change in control. See “Director Compensation” for further details. Because the DSUs do not constitute actual shares of outstanding Voting Common Stock, a DSU holder does not possess voting or investment authority with respect to any Voting Common Stock as a result of his or her ownership of a DSU.

[6]	This information was derived from the Schedule 13G/A filed by Thornburg Investment Management, Inc. with the SEC on February 27, 2009.

[7]	This information is as of December 31, 2008 and is based on a Schedule 13G/A filed by Eagle Asset Management, Inc. with the SEC on January 26, 2009.

[8]	This information was derived from the Schedule 13G/A filed by Bridger Management, LLC with the SEC on February 13, 2009.

[9]

Mr. Colletti resigned from his position as Senior Vice President and Chief Financial Officer of Eclipsys on January 14, 2009. Mr. Petro resigned from his position as Senior Vice President Software Development on March 30, 2009.

[10]

Consists entirely of: (i) 166,383 shares held by a revocable trust of which Mr. Fife is the settlor and trustee; (ii) 1,700 shares owned by Mr. Fife’s son; and (iii) 1,700 shares owned by Mr. Fife’s daughter.

[11]

Includes 633,290 shares held by Partners HealthCare System, Inc. (“Partners”). Mr. Pieper is a Vice President of Partners. Mr. Pieper disclaims beneficial ownership of the shares held by Partners and their inclusion herein shall not be deemed an admission of beneficial ownership.

[12]

Includes 77,343 shares held by other executive officers and 159,277 shares issuable upon the exercise of stock options that are held by other executive officers and exercisable within 60 days of March 1, 2009; and excludes the shares and stock options held by Mr. Colletti, who resigned on January 14, 2009 from his position as Senior Vice President and Chief Financial Officer of Eclipsys.

*	Less than 1% of outstanding shares of Voting Common Stock.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview and Objectives of our Executive Compensation Program

Compensation of our named executive officers is determined by our Compensation Committee, which consists of three independent directors. The primary goals of our compensation program for named executive officers are to retain those individuals and to motivate and reward them for continued service and for performance that increases value for the Company’s stockholders. The compensation program is designed to support these goals in specific ways.

First, annual cash incentive payments are contingent upon meeting specified earnings objectives. Further, these non-equity incentive payments are determined net of these earnings objectives, so that if payments would cause earnings to be less than the level of earnings upon which incentive plan funding was based, then incentive plan funding must be reduced to the point that earnings meet the appropriate threshold net of plan funding. This link between incentive payments and corporate results should tend to support increases in the value of our stock.

Second, stock options are granted with an exercise price equal to the fair market value of our stock on the date of grant, so the value of these awards depends upon increases in the Company’s stock price. Both stock options and other equity awards will increase in value over time only with sustained performance that should result in a commensurate increase in the value of stockholders’ investments.

Third, the stock options and restricted stock owned by the named executive officers vest over a period of four or five years, providing an incentive for the named executive officers to continue serving through the vesting period and to pursue long-term increases in the value of our stock.

Fourth, base salary and time-based restricted stock provide compensation and help with retention until value can be realized from performance-based incentives and stock options.

In January 2006, the Compensation Committee engaged Frederic W. Cook & Co., Inc. (“Cook”) as its independent compensation consultant, and Cook has continued to serve in that capacity since then. Cook has provided market benchmark information and recommendations regarding cash and non-cash compensation and related policies, which our Compensation Committee has taken into account, along with the Compensation Committee’s views of what is appropriate based upon our circumstances, to formulate our executive compensation programs and the 2008 compensation described in this proxy statement.

By its charter, the Compensation Committee is responsible for determining compensation for the Company’s executive officers. The CEO makes recommendations to the Compensation Committee regarding compensation for other executive officers. The Compensation Committee makes its decisions about the CEO’s compensation in executive session.

Elements of our Executive Compensation Program

The Company’s executive compensation program consists of base salary, equity awards, and eligibility for an annual cash incentive payment based upon attainment of specified corporate performance objectives. We choose to provide these basic compensation elements because we believe if we did not we would be unable to recruit or retain capable executives. In 2008, the Company did not provide its executive officers with deferred compensation arrangements or pension or supplemental retirement benefits, and perquisites were limited, because we believed that the base salary, annual cash incentive and equity elements of our executive compensation were set at levels that, in the aggregate, represented an attractive compensation package and were adequate to recruit, retain, motivate and reward the executive officers.

We attempt to provide an aggregate compensation package that is competitive with what our executives could earn elsewhere. We believe that if the Company performs strongly and our stockholders benefit, executive officers should earn compensation that corresponds to such Company performance. This argues in favor of weighting compensation toward equity and performance-based payments. On the other hand, we believe executive salaries should deliver sufficient compensation to retain our executive team until value can be derived from performance based cash incentive and equity components. Finding the right balance among these elements requires ongoing review and analysis based upon our operating results and market factors.

Salary

Salaries are paid to secure the services of the executive team and compensate for functional role and responsibility. We rely upon base salaries to hedge against uncertainty about the level of compensation available through performance-based cash bonuses and stock options. The Compensation Committee set 2008 base salaries for our named executive officers after considering benchmarks as described below, Cook’s advice, and the Company’s historical executive compensation practices, as well as through negotiation in the case of Messrs. Eckert, Deady, and Petro, who were hired in October 2005, January 2006, and February 2007, respectively.

Salaries for our named executive officers did not increase during 2006 or 2007 because we determined that the base salary levels of our named executive officers were appropriate in light of our market comparisons and the purposes of the salary portion of our named executive officer compensation, including retaining our executives in years when company performance does not support earning significant value through performance-based bonus or equity awards. In February 2008, the Compensation Committee approved base salary increases for the named executive officers, as described below under “Named Executive Officers.”

Incentive Compensation

No payments were earned under the Company’s 2008 incentive compensation plan (by named executive officers or other participants) because the Company’s 2008 non-GAAP earnings were below the minimum required to fund the plan, as further described below.

Incentive compensation is intended to link executive pay directly to achievement of annual Company performance objectives, which we believe aligns the interests of our named executive officers with stockholders in pursuit of short to medium-term performance that should contribute to increases in the value of the Company. For all of our named executive officers other than the CEO, the 2008 incentive compensation target was $200,000; the CEO’s incentive compensation target was $800,000. For all executive officers, incentive compensation was payable based solely upon performance against Company objectives. We based payments solely upon Company performance because we believe that framework aligns most closely with our objective of delivering the fundamental financial performance that our stockholders expect. In addition, we think a uniform bonus approach omitting individual performance elements, as well as a common incentive payment target level for all named executive officers other than the CEO, helps foster a sense of teamwork and common purpose among our management team.

Funding of our 2008 incentive compensation plan was to be based upon the Company’s non-GAAP earnings per share (calculated to exclude certain items from GAAP earnings, as described below). We focused on earnings per share for purposes of determining incentive pool funding, but we measured earnings for plan purposes to exclude from GAAP earnings compensation expense resulting from FAS 123R and other unusual or non-recurring charges the Compensation Committee or the Board determines to exclude. This proxy statement refers to this measure as “non-GAAP earnings.” This is to minimize any disincentive to take corporate actions that the Board of Directors determines are in the Company’s best interests but that might otherwise reduce incentive plan funding. Further, many investors and analysts use comparable non-GAAP measures in their evaluation of the Company, so basing incentive compensation on non-GAAP earnings helps to align named executive officer compensation with investor’s interests.

If earnings per share had been sufficient to result in funding of a bonus pool under the plan, actual payouts from the bonus pool (which could have been less than the available bonus pool) would have been determined based upon performance against specified targets for non-GAAP earnings per share, sales bookings, and client satisfaction measures. For purposes of calculating actual incentive payments, these performance objectives were weighted 60% to earnings per share, 20% to bookings, and 20% to client satisfaction. These relative weightings, and our use of earnings per share as the criterion for bonus pool funding, reflect our view that earnings per share are the most important factor to our investors and should therefore be the most important determinant of incentive compensation, but that bookings and client satisfaction are also very important to the Company and should factor significantly into the determination of incentive compensation.

The 2008 incentive plan target thresholds associated with these performance objectives were set in connection with our annual budgeting process and were designed for consistency with our strategic plans and performance projections. Earnings per share triggering payments under the plan were required to be determined net of those payments, so that if payment of incentives would cause earnings to be less than the level of earnings upon which plan funding was based, then plan funding must be reduced to the point that earnings meet the appropriate threshold net of plan funding. The Compensation Committee believes this is an appropriate plan feature because the cost of incentive compensation should be considered in evaluating financial performance. We structured the plan to focus upon earnings per share to motivate and reward performance against the fundamental measure that, together with our growth prospects, is the most important determinant of the value many investors ascribe to the Company’s stock. We also chose to include sales bookings because current sales are the primary source of revenue growth in future periods, and are therefore critical to our future success, and client satisfaction to support our efforts to improve operational quality by motivating and rewarding focus upon the way clients view the Company, which is important to our growth.

The plan established $.85 as the minimum non-GAAP earnings level required to begin funding the bonus pool under the incentive plan; at that level, the bonus pool was to have funded at 50% of its target level. This $.85 minimum represented solid improvement over the prior year, which we expected to achieve. The plan also specified target performance levels for each of the performance objectives, which represented significant growth over the prior year. We thought these target levels would be attainable with strong execution throughout the year. The plan called for actual results for each performance objective to be plotted against the range from minimum to target, with minimum representing 50% and target representing 100%, and the resulting percentage, weighted as described above, was to determine the portion of the target incentive payment actually payable due to results achieved against that performance objective. For more information, see “Narrative Disclosure Related to Summary Compensation Table and Grants of Plan-Based Awards Table – Bonuses and Non-Equity Incentive Plan Compensation.”

For 2008, the aggregate of the target incentive payments for the named executive officers was $1.6 million, which represented less than 15% of the total 2008 Company-wide target incentive pool for all participants. The aggregate target incentive pool for the named executive officers and for all participants for 2008 was established by reference to the Company’s 2008 budget and was limited, along with other cost elements, such as planned headcount increases, in connection with budgeting for target earnings. Executive officer target incentive payments were set after considering our peer group benchmarks and in connection with salary levels and equity compensation to reach a level of overall target compensation considered appropriate as described below; the Compensation Committee is more concerned with the appropriateness of overall compensation levels than with maintaining a specified portion of the aggregate incentive pool for executive officers.

Under the incentive compensation plan, the Compensation Committee retains discretion to modify payment levels. The Compensation Committee could also decide to make bonus payments outside of the incentive compensation plan. The incentive compensation plan provides that incentives for any year may not be paid in excess of target unless the Board of Directors approves a Company budget for the next year that includes projected earnings and revenue that the Board considers appropriate. The Compensation Committee included this requirement in order to prevent potential funding of bonuses above target at the expense of future performance.

A further description of the incentive compensation plan as applicable to 2008 is set forth below in the “Narrative Disclosure Related to Summary Compensation Table and Grants of Plan-Based Awards Table.”

Equity

Overview

We use equity compensation to align the longer-term interests of named executive officers and stockholders, and to help retain named executive officers over time. Equity awards are made based upon target total compensation for each named executive officer based upon market and other factors, establishment of an overall annual budget for company-wide equity award expenses, and allocation from that budget to executive officers generally and each named executive specifically based upon factors including the expected value of equity over time, so that the equity component, when combined with cash elements, approximates the target aggregate compensation over time. This requires us to assess the “value” of equity based awards, both in terms of their cost to the Company from an accounting point of view for budget purposes (which requires a “Black-Scholes” or other methodology acceptable under FAS 123R), as well as in terms of their value to executive officer recipients (which requires an analysis of risk-adjusted expected returns).

Generally, annual equity awards for named executive officers are made as part of our annual executive compensation review process, which usually occurs in the first quarter of each calendar year. In 2008, these approvals took place in February. The Compensation Committee retains discretion to approve equity awards for named executive officers at other times, but in 2008 the only approvals were in February. Named executive officer stock options are issued consistent with our Stock Option Grant Guidelines described immediately below, and named executive officer restricted stock is generally issued contemporaneously with the stock options.

Stock Option Grant Guidelines

Our Stock Option Grant Guidelines provide that stock options for all recipients, including named executive officers, will generally be granted on the regularly scheduled grant date coinciding with or next following the date on which the grant is approved. Regularly scheduled stock option grant dates are on the 14th day (or if the 14th day is not a business day on which the securities markets are open, then the next business day following the 14th) of the second and third calendar months of each fiscal quarter. However, if a scheduled grant date falls during any regularly scheduled quarterly blackout period under the Company’s insider trading policy, then that grant date will occur on the day the blackout period ends. The guidelines permit the Board or Compensation Committee to choose grant dates other than the specified grant dates on a case-by-case basis, but this discretion has not been exercised to date.

These guidelines were implemented for three primary reasons. First, they tend to reduce perceptions of inequity among grant recipients who would otherwise receive stock options more or less contemporaneously, but with different exercise prices. Second, concentrating grants reduces administration. Third, we believe that, in general, it is appropriate to grant stock options following the release of quarterly or annual financial information, so that the fair market value exercise price of the options is likely to reflect all financial and other information (positive or negative) about the Company that is generally available to all investors at the time of the grant. The Company does not have a program, plan or practice to time the release of material non-public information for the purpose of affecting the value of compensation for the named executive officers.

Restricted Stock

In addition to stock options, the Company has granted restricted stock to some employees, including each of the named executive officers. We believe a properly structured equity grant program that combines stock options and restricted stock is likely to be more efficient economically for the Company, and more effective for recruitment and retention, than grants of stock options alone, because a stock option component provides leverage for increased value when the Company’s stock price increases, while the restricted stock component maintains value, and therefore fulfills a retention function, even during times that the stock price is not increasing. In the awards made to named executive officers in February 2008, we used combined awards of stock options and restricted stock to reduce overall compensation expense and dilution compared to grants of options alone, while maintaining the alignment of management and stockholder interests provided by equity compensation and delivering increased perceived value to recipients due to risk reduction provided by restricted stock.

Equity Retention Guidelines

In 2007, we implemented equity retention guidelines applicable to the Company’s executive officers and directors. The Company’s goal is for executive officers covered by the guidelines to accumulate within five years, and thereafter to retain, vested Eclipsys equity having a value equal to 3.0 times annual base salary for the CEO, and 1.5 times annual base salary for executive officers other than the CEO. An officer covered by the guidelines should not sell or otherwise transfer beneficial ownership of more than half of the vested after-tax shares of Eclipsys common stock obtained as a result of any restricted stock award, or more than half of the shares of Eclipsys common stock subject to the vested portion of any stock option award, if net of such sale or transfer the individual does not meet the applicable equity retention threshold.

Benchmarking and Relative Compensation

We attempt to provide aggregate compensation to our named executive officers that is competitive with what they could earn working elsewhere, including for the kinds of employers with which we compete for executives. These include not only our direct competitors, but also other technology companies and larger organizations that have operations similar to ours or otherwise provide training and experience relevant to management at Eclipsys. We evaluate our executive compensation by comparison to a “peer group” of companies having characteristics comparable to ours. We believe that such comparisons provide a useful discipline as we seek to compensate our named executive officers in a manner that is fair to the Company and the executives while fulfilling the objectives noted above.

Cook’s first executive compensation study for the Compensation Committee, completed in April 2006, included comparisons to a peer group of technology companies that was further refined in July 2007 and again in March 2008. The 2007 study included comparisons to a software-focused peer group comprising the following companies: Allscripts, AmSurg, Cerner, Epicor, Informatica, Itron, Lawson Software, Matria Healthcare, Micros Systems, MicroStrategy, OSI Systems, Quality Systems, Sybase, Transaction Systems Architects, and Trizetto. The 2008 study comprised the companies listed above (other than OSI Systems and Transaction Systems Architects) plus F5 Networks, GSI Commerce, HLTH Corp, Jack Henry, OmniCell, Quest Software, and TIBCO Software. Cook assembled this most recent peer group to include more companies, thereby providing broader and more comprehensive comparable data, to maintain a technology focus comparable to the Company, and to more closely reflect the size of companies with which we expect to compete for executives. The Compensation Committee referred to this new peer group in its review of our executive compensation for 2009, and the work done for this most recent study, together with the results of the 2007 study, was relevant to Cook’s input regarding the changes to the compensation of the named executive officers made in February 2008, as described below. All of the benchmark data compiled by Cook include annual salary, cash incentive, and equity compensation elements.

In general, the Company’s objective is to provide an aggregate compensation opportunity to our named executive officers at approximately the 75th percentile of the peer group against which we benchmark, assuming performance at expected levels. The Company considers this to be consistent with the objective of hiring and retaining highly qualified management who can cause the Company to become one of the best-performing companies in healthcare information technology. In general, the current aggregate compensation program for our named executive officers moderately overweights salary and underweights incentive compensation relative to this 75th percentile objective, largely as a result of the fact that the Company was not profitable before late 2006 and recruited most of its named executive officers at a time when incentive payments based upon Company performance were uncertain. Previous equity awards are annualized and reviewed both in terms of cost to the Company and current actual and future potential cash equivalent value to the executive officer, and this analysis is also considered in comparing our compensation to benchmarks.

Consistent with this objective, the compensation opportunity provided to each of the named executive officers was generally in the 75th percentile of our peer group, but actual compensation for 2008 was below this level because no bonuses were paid.

Severance and Change in Control Benefits

We use severance benefits as a recruiting and retention mechanism to assist us in providing enough employment security to compete for highly qualified executive officers and induce them to invest themselves in a career with Eclipsys, to assist in retention of our named executive officers during the uncertainty that might accompany any possible change in control, and to offset any motivation named executive officers might otherwise have to resist a change in control that could result in loss of their employment. Messrs. Eckert, Deady and Gomez have gross-ups to offset any excise tax on excess parachute payments to preserve the net value to them of these severance benefits.

Named Executive Officers

R. Andrew Eckert, President & CEO. Mr. Eckert was hired in October 2005 and became President and CEO in November 2005. His original compensation package was determined taking into account market benchmarks and the compensation packages of other executive officers of the Company. We made substantial initial equity awards to Mr. Eckert in order to induce him to join the Company and to motivate and reward increases in stockholder value with the intention that those initial awards would be high enough so that no new awards would be necessary for at least two years. Mr. Eckert’s 2006 bonus was guaranteed at its $400,000 target to compensate him for bonus opportunities foregone at his prior employer and account for the effect factors for which he was not responsible could have upon the Company’s 2006 results and his ability to earn a 2006 incentive payment based upon Company performance. Mr. Eckert’s subsequent incentive payments were not guaranteed.

Mr. Eckert received no increases in salary or target incentive, and no additional equity awards, during 2006 or 2007. In February 2008, we increased Mr. Eckert’s salary from $650,000 to $800,000 and his target incentive payment from $400,000 to $800,000, and awarded him options to purchase 240,000 shares of our common stock as well as 20,000 shares of common stock subject to time-based vesting (i.e., restricted stock). These decisions were part of a comprehensive review of the Company’s executive compensation by the Compensation Committee taking into account Cook’s recommendations. Our objectives in making these adjustments to Mr. Eckert’s compensation were to recognize the substantial progress made by the Company during his tenure and to retain and motivate him for ongoing leadership of the Company. In addition, we sought to compensate Mr. Eckert at approximately the 75th percentile of the peer group assembled by Cook for benchmarking the Company’s executive compensation, consistent with the relative compensation levels of other executive officers of the Company; Mr. Eckert’s adjusted compensation accomplishes this objective, both in terms of aggregate compensation and in terms of the splits among cash, incentive, and equity compensation elements.

John E. Deady, Executive Vice President Client Solutions. In January 2006, we hired Mr. Deady as EVP Client Solutions, a key operating role reporting to the Chief Executive Officer. We set his compensation package taking into account market benchmarks and the compensation packages of the other executive officers responsible for the Company’s operations. We made substantial initial equity awards to Mr. Deady in order to induce him to join the Company and to motivate and reward increases in stockholder value with the intention that those awards would suffice for at least two years. Mr. Deady’s 2006 bonus was guaranteed at its $200,000 target to compensate him for bonus opportunities foregone at his prior employer and account for the effect factors for which he was not responsible could have upon the Company’s 2006 results and his ability to earn a 2006 incentive payment based upon Company performance. Mr. Deady’s subsequent incentive payments were not guaranteed.

Mr. Deady received no increases in salary or target incentive, and no additional equity awards, during 2006 or 2007. In February 2008, we increased Mr. Deady’s salary from $450,000 to $475,000 and awarded him options to purchase 40,000 shares of our common stock as well as 6,666 shares of common stock subject to time-based vesting (i.e., restricted stock). These decisions were part of a comprehensive review of the Company’s executive compensation by the Compensation Committee taking into account the CEO’s recommendations and Cook’s benchmark data. Mr. Deady’s incentive compensation target was not increased. These adjustments, reflecting a cumulative aggregate salary increase of only approximately 5.6% over a three year period, and annual equity awards well below median for the peer group assembled by Cook for benchmarking the Company’s executive compensation, were considered to be appropriate in light of the fact that Mr. Deady’s overall compensation was determined to be in excess of the 75th percentile for the peer group. However, while the Compensation Committee believes modest increases in compensation were justified in recognition of Mr. Deady’s significant contributions to the Company’s progress over the last two years, it did not believe it was necessary or appropriate to increase Mr. Deady’s overall compensation significantly in 2008.

John P. Gomez, Executive Vice President and Chief Technology Strategy Officer. Before 2008. Mr. Gomez’s last salary increase and equity awards were in 2004. In February 2008, we increased his salary to $475,000 per year and awarded him options to purchase 35,000 shares of our common stock as well as 5,000 shares of common stock subject to time-based vesting (i.e., restricted stock). This represents a cumulative aggregate salary increase of only approximately 5.6% over a four year period, and annual equity awards well below median for our peer group for benchmarking the Company’s executive compensation. While Mr. Gomez has made significant contributions to the Company’s software development, technology strategy, and business development initiatives, his aggregate compensation was determined to be in excess of the peer group 75th percentile, so we determined that it was not necessary or appropriate to increase Mr. Gomez’s overall compensation significantly in 2008.

Joseph C. Petro, Senior Vice President Software Development. Mr. Petro joined the Company in February 2007 with an annual base salary of $325,000 and a target bonus of $200,000. We set his compensation package taking into account market benchmarks and the compensation packages of the other executive officers responsible for the Company’s operations. We made significant initial equity awards to Mr. Petro in order to induce him to join the Company and to motivate and reward increases in stockholder value. Half of Mr. Petro’s 2007 target bonus was guaranteed to compensate him for bonus opportunities foregone at his prior employer and account for the effect factors for which he was not responsible could have upon the Company’s 2007 results and his ability to earn a 2007 incentive payment based upon Company performance. Mr. Petro’s subsequent incentive payments were not guaranteed.

In February 2008, we increased Mr. Petro’s salary to $375,000 per year and awarded him options to purchase 26,667 shares of our common stock as well as 4,444 shares of common stock subject to time-based vesting (i.e., restricted stock). These decisions were part of a comprehensive review of the Company’s executive compensation by the Compensation Committee taking into account the CEO’s recommendations and Cook’s benchmark data. Mr. Petro’s incentive compensation target was not increased. These adjustments were considered to be consistent with the goal of compensating Mr. Petro at the 75th percentile for the peer group. Mr. Petro resigned on March 30, 2009.

Robert J. Colletti, Senior Vice President and Chief Financial Officer. Before 2008, Mr. Colletti’s last salary increase was in 2004. In February 2008, the Compensation Committee increased Mr. Colletti’s salary to $375,000 per year, representing a cumulative aggregate salary increase of only approximately 7.1% over a four year period. However, this placed Mr. Colletti’s salary at approximately the 75th percentile for our peer group for benchmarking the Company’s executive compensation, which is generally the target for total executive officer compensation. We also awarded Mr. Colletti options to purchase 40,000 shares of our common stock. This is a relatively modest annual award compared to the peer group, but was made in recognition of the fact that Mr. Colletti received an option to purchase 125,000 shares of our common stock in April 2006. Mr. Colletti resigned from his officer positions on January 14, 2009, and his employment terminated February 27, 2009.

Tax Considerations

Historically, Internal Revenue Code Section 162(m), which limits to $1 million our deduction for annual compensation that is not “performance-based” to each of our CEO and three other most highly compensation named executive officers employed at the end of the year (other than the CFO), has not had a significant effect on the Company because few of our executives have had the opportunity to receive annual compensation in excess of $1 million, excluding gains on stock option exercises that would not be taken into account because they should qualify as “performance-based” for Section 162(m) purposes. Nevertheless, in 2007, our stockholders approved the Company’s Incentive Compensation Plan for Specified Officers, and 2008 and 2009 incentive compensation has been structured pursuant to this plan in an effort to cause that compensation to qualify as “performance-based” and therefore deductible under Section 162(m).

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed that Analysis with management. Based upon its review and discussions with management, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2009 proxy statement.

Edward A. Kangas, Chair

Craig Macnab

Philip M. Pead

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards[1] ($)	Option Awards[1] ($)	Non-Equity Incentive Plan Compensation[2] ($)	All Other Compensation ($)		Total ($)
R. Andrew Eckert, President and Chief Executive Officer (principal executive officer)	2008 2007 2006	779,808 650,000 650,000	— — 400,000	[3]	580,815 483,000 478,477	1,726,699 1,230,860 1,230,860	— 396,000 —	30,186[4] 37,010[4] 35,396[4]		3,117,508 2,796,870 2,794,733

Robert J. Colletti,[5] Senior Vice President and Chief Financial Officer (principal financial officer)	2008 2007 2006	371,635 350,000 350,000	— — —		30,220 30,220 30,220	444,018 378,293 250,816	— 198,000 40,000	1,500[6] 1,500[6] 1,500[6]		847,373 958,013 672,536

John E. Deady, Executive Vice President Client Solutions	2008 2007 2006	471,635 450,000 432,692	— — 200,000	[3]	455,302 422,800 379,577	1,317,803 1,232,349 1,201,962	— 198,000 —	— — 82,459	[7]	2,244,740 2,303,149 2,296,690

John P. Gomez, Executive Vice President and Chief Technology Strategy Officer	2008 2007 2006	471,635 450,000 450,000	— — —		390,699 366,320 366,324	832,772 817,826 817,826	— 198,000 40,000	— — —		1,695,106 1,832,146 1,674,150

Joseph C. Petro,[8] Senior Vice President Software Development	2008 2007	368,269 268,750	— 100,000	[9]	212,568 118,543	447,980 232,088	— 65,000	1,500[6] 1,500[6]		1,030,317 785,881

[1]

In accordance with the rules of the SEC, these amounts are the compensation expense recognized by the Company in accordance with FAS 123R for financial statement reporting purposes in connection with stock awards or option awards, but disregarding the estimate of forfeitures related to service-based vesting conditions. The Company’s stock option valuation approach and related assumptions are described in Note J “Stock Compensation Plans” to the Consolidated Financial Statements in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2008. The reported amount does not necessarily reflect aggregate income that may be recognized by the individual for income tax purposes upon vesting of awards or sale of shares, or the value that may be realized by the individual upon sale of shares, which amounts will depend upon the fair market value of the shares at the times awards vest and shares are sold and may be more or less than the amount shown.

[2]	These amounts were earned for the referenced year pursuant to the Company’s non-equity incentive plan, which is described in the narrative disclosure below.

[3]	Represents a guaranteed bonus for 2006 (the individual’s first full year of employment) pursuant to the individual’s employment agreement and is in lieu of 2006 non-equity incentive plan compensation.

[4]

Reimbursement by the Company for tax preparation, legal and other professional fees, consisting of $23,910 for 2006 (with $11,486 in income tax gross-up thereon), $25,000 for 2007 (with $12,010 in income tax gross-up thereon), and $18,016 for 2008 (with 12,170 in income tax gross-up thereon). Mr. Eckert is entitled pursuant to his employment agreement to be reimbursed for up to $25,000 per year for such expenses, plus income tax gross-ups.

[5]	Mr. Colletti resigned from his position as Senior Vice President and Chief Financial Officer on January 14, 2009, and his employment terminated February 27, 2009.

[6]	Represents 401(k) plan matching contributions made by the Company.

[7]

Represents $65,419 paid by the Company to counsel who represented Mr. Deady in a legal action filed against Mr. Deady by his former employer in connection with commencement of his employment with the Company, and $17,040 paid by the Company to counsel who represented Mr. Deady in negotiation of his employment arrangements with the Company and preparation of employment documents. The Company agreed pursuant to Mr. Deady’s employment agreement to provide these benefits as an inducement to Mr. Deady to join the Company.

[8]	Mr. Petro joined the Company in February 2007, and resigned on March 30, 2009.

[9]	Represents a guaranteed bonus for 2007 pursuant to Mr. Petro’s employment agreement.

2008 GRANTS OF PLAN-BASED AWARDS TABLE

Name	Grant Date	Approval Date[1]	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[2]			All Other Stock Awards: Number of Shares of Stock or Units[3] (#)	All Other Option Awards: Number of Securities Underlying Options[3] (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards[4] ($)
			Threshold ($)	Target ($)	Maximum ($)
R. Andrew Eckert	—	—	400,000	800,000	1,600,000	—	—	—	—
	3/4/08	2/8/08				20,000	—	—	441,400
	3/4/08	2/8/08				—	240,000	22.07	2,382,432
Robert J. Colletti	—	—	100,000	200,000	400,000	—	—	—	—
	3/4/08	2/8/08				—	40,000	22.07	397,072
John E. Deady	—	—	100,000	200,000	400,000	—	—	—	—
	3/4/08	2/8/08				6,666	—	—	147,119
	3/4/08	2/8/08				—	40,000	22.07	397,072
John P. Gomez	—	—	100,000	200,000	400,000	—	—	—	—
	3/4/08	2/8/08				5,000	—	—	110,350
	3/4/08	2/8/08				—	35,000	22.07	347,438
Joseph C. Petro	—	—	100,000	200,000	400,000	—	—	—	—
	3/4/08	2/8/08				4,444	—	—	98,079
	3/4/08	2/8/08				—	26,667	22.07	264,718

[1]

The Compensation Committee approved the equity award on the referenced date, and specified that the stock option awards would be issued on the next regularly scheduled issuance date pursuant to the Company’s Stock Option Grant Guidelines, and restricted stock awards would be issued as soon as practicable following approval, subject to execution and delivery of related restricted stock documentation.

[2]

All estimated possible payouts under Non-Equity Incentive Plan Awards were made under the Company’s 2008 Corporate Bonus Plan. These awards are for 2008 only and the actual amount earned in 2008, if any, in respect of these awards by each individual is reflected in the Summary Compensation Table. See the narrative disclosure below for additional details.

[3]	Awards made pursuant to the Company’s 2005 Stock Incentive Plan.

[4]

In accordance with the rules of the SEC, this amount is the entire “fair value” of the award computed in accordance with FAS 123R for its anticipated life and is reported for the year in which the grant was made; the reported amount does not necessarily reflect the value that may be realized by the individual because the award vests over approximately four years from the date of grant contingent upon continued employment, and the actual amount received upon sale of shares will depend upon the fair market value of the shares at the times they are sold.

Narrative Disclosure Related to Summary Compensation Table and Grants of Plan-Based Awards Table

Terms of Equity Awards listed in the 2008 Grants of Plan-Based Awards Table

All of the listed equity awards were made as part of the Company’s regular annual equity award process. The stock options were issued with exercise prices equal to the fair market value of the Company’s common stock on the date of grant. Subject to continued employment, each stock award vests in four equal installments on December 1, 2009, December 1, 2010, December 1, 2011 and December 1, 2012; and each stock option award vests with respect to 25% of the underlying shares on the first anniversary of the date of grant and with respect to the remaining 75% of the underlying shares in 36 equal monthly installments thereafter. The shares may not be sold and options may not be exercised, prior to vesting, and any shares not vested or options not exercised at the time the recipient’s employment with the Company terminates, and that do not vest on an accelerated basis in connection with termination of the recipient’s employment as described in his severance agreement, are terminated.

Bonuses and Non-Equity Incentive Plan Compensation

The plans governing Non-Equity Incentive Plan Compensation earned in 2006, 2007 and 2008 were single-year plans with the following basic structure:

•

Incentive payments are based upon actual Company performance against three performance objectives: for 2006 and 2007, non-GAAP earnings, revenue, and sales bookings; and for 2008, non-GAAP earnings, sales bookings, and client satisfaction.

•

The performance objectives for 2006 and 2007 were weighted 50% to non-GAAP earnings, 25% to revenue, and 25% to sales bookings; and the objectives for 2008 were weighted 60% to non-GAAP earnings, 20% to client satisfaction, and 20% to sales bookings. Each objective had a minimum threshold and a target.

•	Plan funding depended upon actual performance meeting specified minimum thresholds. If minimum thresholds were not met, any funding would have been at the discretion of the Board of Directors.

•	If actual performance met at least the minimum thresholds, the amount of incentive pool funding was determined as a function of actual performance against objectives.

•

Actual performance against the earnings objective was measured net of total incentive payments, so that plan payments would not reduce earnings below the level of earnings used in calculating the incentive pool. Incentive pool funding was required to be reduced to the maximum amount that met this requirement.

•

Non-GAAP earnings for purposes of the plan were measured excluding non-cash compensation expense associated with equity awards pursuant to FAS 123R, expenses associated with restructuring activities, and other extraordinary items excluded by the board in its discretion.

For 2006, Messrs. Eckert and Deady had guaranteed bonuses, for the first year of their employment, as negotiated when they were hired in October 2005 and January 2006, respectively. Remaining amounts in the plan pool were sufficient to fund incentive payments of only $40,000 for other executive officer participants, against incentive targets of $200,000 each. These incentive payments fell well short of target because although the Company exceeded the minimum plan thresholds for bookings and revenue, the cost of paying incentives even at 50% of target would have resulted in earnings below $.57 per share, which was the minimum that had to be achieved as a condition to payment of any incentives. The maximum incentive funding that the Company could provide while still meeting the minimum of $.57 per share in earnings required under the 2006 incentive plan was 20% of target, which the Compensation Committee determined to pay in its discretion based upon its assessment that management had performed well for the year, notwithstanding that the plan did not require payments below 50% of target.

For 2007, only Mr. Petro had a guaranteed bonus, for the first year of his employment, as negotiated when he was hired in February 2007. All five named executive officers received non-equity incentive plan compensation awards, with Mr. Petro’s payment reduced by his guaranteed bonus amount. The actual incentive payments for 2007 were 99% of target, reflecting 2007 non-GAAP earnings, revenue, and bookings results all essentially at levels corresponding to payment at target under the plan. For plan purposes, target revenues were $480 million, and the Company’s actual revenues for the year were $477 million. Target non-GAAP earnings were $.80 per share, and non-GAAP 2007 earnings announced by the Company matched that target. Non-GAAP earnings excluded costs associated with corporate restructuring and relocation initiatives (generally associated with facilities consolidations and related severance), exiting the network services business, the Company’s voluntary stock option review and related derivative litigation, and stock-based compensation expense; as well as the net gain on the sale of the Company’s CPM Resource Center business and an income tax benefit resulting from the partial reversal of a valuation allowance for the Company’s Canadian subsidiary’s net operating losses. These amounts were excluded consistent with the premise that the named executive officers should be compensated on the basis of non-GAAP earnings because many investors and analysts use comparable measures in their evaluation of the Company.

For 2008, the Company failed to achieve the level of non-GAAP earnings specified as the minimum threshold for plan funding, and accordingly no non-equity incentive plan payouts were made for 2008.

Additional Information

The salaries and incentive compensation targets for Messrs. Eckert, Deady and Gomez are provided for in employment agreements and would trigger severance benefits if reduced. Although the Company does not anticipate paying dividends, if the Company were to pay dividends, they would be payable on restricted stock, whether or not vested, on the same basis as other shares of common stock.

EXECUTIVE EQUITY PLAN HOLDINGS AND EXERCISE ACTIVITY

2008 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#)[1]		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)[2]	Market Value of Shares or Units of Stock that Have Not Vested ($)[3]
	Exercisable	Unexercisable
R. Andrew Eckert	315,000	210,000	15.90	11/14/15
	—	240,000	22.07	3/4/15
					75,000	1,064,250
Robert J. Colletti	41,334	—	22.88	3/22/09
	10,000	—	15.12	10/15/09
	40,000	—	10.37	5/17/10
	40,000	—	8.91	7/11/10
	100,000	—	13.30	9/27/11
	40,000	—	8.88	4/29/13
	62,500	62,500	19.18	5/12/16
	—	40,000	22.07	3/4/15
					1,166	16,546
John E. Deady	226,667	173,333	21.03	1/9/16
	—	40,000	22.07	3/4/15
					48,333	685,845
John P. Gomez	30,000	—	13.26	8/11/13
	50,000	—	11.95	10/22/13
	116,000	4,000	13.35	2/4/14
	112,000	28,000	19.70	12/1/14
	—	35,000	22.07	3/4/15
					21,249	301,523
Joseph C. Petro	47,500	102,500	20.07	5/29/17
	—	26,667	22.07	3/4/15
					38,333	543,945

[1]

With the exception of the last stock option award shown for each individual, the grant date of each stock option is ten years before the expiration date shown in the table, and all of the stock options vest (or vested) with respect to 20% of the underlying shares on or shortly following the first anniversary of the grant date and with respect to the remaining 80% of the underlying shares in equal monthly installments over the following 48 months, except some of Mr. Colletti’s fully exercisable grants vested over three or four-year periods. For the last stock option shown for each individual, the grant date is seven years before the expiration date shown in the table, and vesting is with respect to 25% of the underlying shares on the first anniversary of the grant date and with respect to the remaining 75% of the underlying shares in equal monthly installments over the following 36 months.

[2]

June 1 and December 1 of each year are scheduled vesting dates for restricted stock awards; some awards have five year vesting terms and vest ratably each June 1 and December 1, and other awards have four year vesting terms and vest ratably only each December 1, all subject to continued employment. Mr. Eckert’s unvested shares will continue to vest at a rate of 15,000 shares on each of June 1, 2009 and June 1, 2010; and 20,000 shares on each of December 1, 2009 and December 1, 2010; and 5,000 shares on December 1, 2011. Mr. Deady’s unvested shares will continue to vest at a rate of 10,000 shares on each of June 1, 2009 and June 1, 2010; and 3,333 shares on June 1, 2011; and 11,667 shares on each of December 1, 2009 and December 1, 2010; and 1,663 on December 1, 2011. Mr. Colletti’s unvested shares lapsed upon termination of his employment. Mr. Gomez’s unvested shares will continue to vest at a rate of 10,000 shares on June 1, 2009; and 8,749 shares on December 1, 2009; and 1,250 shares on each of December 1, 2010 and December 1, 2011. Mr. Petro’s unvested shares lapsed upon termination of his employment.

[3]

In accordance with the rules of the SEC, the values represent the product of the number of shares that have not vested and $14.19, which was the closing market price of the Company’s Common Stock on December 31, 2008. The reported amount does not necessarily reflect the value that may be realized by the individual because the awards vest over four or five years from the date of grant contingent upon continued employment, and the actual amount received upon sale of shares will depend upon the fair market value of the shares at the times they are sold.

2008 OPTION EXERCISES AND STOCK VESTED TABLE

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise[1] ($)	Number of Shares Acquired on Vesting[2] (#)	Value Realized on Vesting[3] ($)
R. Andrew Eckert	—	—	35,000	549,600
Robert J. Colletti	2,000	13,980	2,000	32,580
John E. Deady	—	—	21,667	346,104
John P. Gomez	—	—	21,250	341,025
Joseph C. Petro	—	—	16,111	278,432

[1]	Represents the aggregate of the difference between the market price of the Company’s common stock at exercise and the exercise price of the option for each share acquired upon exercise.

[2]

Shares shown as “acquired” represent shares vested, and are calculated before and do not reflect: (i) surrender to the Company of vested shares to reimburse the Company for deposits paid by the Company at the statutory minimum rate on behalf of the individual to federal and state tax authorities, as applicable, in respect of income resulting from vesting; or (ii) sale of 10% of vested shares on or about the vesting date pursuant to Rule 10b5-1 trading plans to generate funds to pay the incremental federal income tax due as a result of vesting in excess of tax deposits paid by the Company on behalf of the individual.

[3]

In accordance with the rules of the SEC, the values shown as “realized” represent the product of the number of shares vested and the fair market value per share on the vesting date. The shares vested either on June 1, 2008 or December 1, 2008, and the fair market value per share on those dates, measured by the Nasdaq closing price, was $20.40 and $12.18, respectively. No representation is made regarding any sales other than as described in footnote 2 above; actual amounts realized by individuals upon sale depend upon the fair market value of the shares at the times they are sold.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Each of our named executive officers is contractually entitled to severance benefits payable by the Company as described below, subject in each case to execution by the officer of a release of claims. These benefits are generally triggered by termination of employment by the Company without cause or termination by the executive with good reason. For these purposes, “cause” generally includes conviction of, or plea of guilty or nolo contendere to, a felony; willful misconduct or gross negligence in performance of duties that causes material harm to the Company; willful and continued failure to follow reasonable and lawful instructions; willful and continued neglect of duties; and material breach of contractual obligations to the Company. “Good reason” generally includes reduction in compensation; required relocation; material breach by the Company of contractual obligations to the officer; failure by a successor employer to assume the Company’s obligations to the executive; and for Messrs. Eckert, Deady, and Gomez, diminution in the executive’s role, subject in the case of Messrs. Eckert and Deady to the “comparable position” requirements described below. There are no “single trigger” payments due simply as a result of a change in control, although severance benefits for Messrs. Eckert, Deady and Gomez are higher if the termination of employment is in the context of a change in control.

In addition to the contractual severance rights of the executives, the plans pursuant to which all equity awards granted to the named executive officers were granted provide that in connection with a change in control, all equity awards will be assumed by the successor or replaced by equivalent awards of the successor, and will vest on an accelerated basis if not so assumed or replaced, or if the recipient’s employment is terminated by the Company without cause or by the recipient with good reason within a year following the change in control.

Messrs. Eckert and Deady

Severance Benefits

If Eclipsys were to terminate the employment of Mr. Eckert or Mr. Deady for any reason other than cause, disability or death, or if Mr. Eckert or Mr. Deady were to terminate his employment with good reason, he would be entitled to (i) continuation of his salary and target bonus for 18 months, (ii) 12 months’ additional vesting of his restricted stock, stock options and any other equity-based awards, and (iii) payment of his target bonus on a pro-rata basis for the portion of the year he served until the date of termination without regard to any performance requirements. He would also be entitled to reimbursement for the cost of continuing his health and life insurance benefits for 18 months or until he became eligible to receive similar benefits from another employer. However, if a change in control of Eclipsys were to occur and Eclipsys or its successor were to terminate the employment of Mr. Eckert or Mr. Deady for any reason other than cause, disability or death, or if Mr. Eckert or Mr. Deady were to terminate his employment with good reason, within two years following the change in control, or within 180 days before and in anticipation of the change in control, then he would be entitled to (i) continuation of his salary and target bonus for 24 months, (ii) acceleration of vesting of all of his stock options, restricted stock and any other equity-based awards, and (iii) payment of his target bonus on a pro-rata basis for the portion of the year he served until the date of termination without regard to any performance requirements, as well as gross-up payments to offset the effect of any applicable excess parachute payments tax, provided that if a reduction in severance benefits by an amount up to ten percent would avoid the imputation of any excess parachute payments tax on the remaining benefits after the reduction, then the severance benefits will be reduced to an amount one dollar less than the amount which would cause the benefits to be subject to the tax. He would also be entitled to reimbursement for the cost of continuing his health and life insurance benefits for 24 months or until he became eligible to receive similar benefits from another employer.

In case of death or disability, he or his survivors would be entitled to payment of his target bonus on a pro-rata basis for the portion of the year he served until the date of termination.

Additional Requirements and Limitations

If the successor in any change in control of Eclipsys offers to retain Mr. Eckert or Mr. Deady in a Comparable Position, then he is not entitled to terminate his employment with good reason due to a change in his responsibilities. For these purposes, “Comparable Position” for Mr. Eckert means Chief Executive Officer of the Company or the successor organization, reporting directly and solely to the board of directors of that entity and being the highest ranking employee of that entity. “Comparable Position” for Mr. Deady means the principal officer of the Company or the successor organization resulting from the change in control having responsibility for worldwide sales and marketing, with the title of Executive Vice President or a comparable title satisfactory to Mr. Deady, reporting to the chief executive officer and serving as a member of the executive management team of the Company or the successor organization.

In connection with his employment, each of Mr. Eckert and Mr. Deady has also entered into an “Agreement re Specified Acts” providing for cessation of unpaid severance benefits and disgorgement of previously realized severance benefits (in excess of $200,000 for Mr. Eckert and $150,000 for Mr. Deady) if at any time during or within two years following termination of his employment, he becomes employed by or affiliated with any of certain specified competitors, or violates in any material respect any material contractual obligation or legal duty to the Company.

Mr. Gomez

The severance arrangements applicable to Mr. Gomez are substantially the same as those applicable to Messrs. Eckert and Deady, except that (i) Mr. Gomez is not subject to the “Comparable Position” requirement and is not party to an “Agreement re Specified Acts,” each as described above in the section entitled “Additional Requirements and Limitations,” and (ii) accelerated vesting in case of termination not in connection with a change in control applies only to equity awards made after March 15, 2005 (the date of Mr. Gomez’s employment agreement). Instead of an Agreement re Specified Acts, Mr. Gomez is party to an agreement that restricts certain post-employment activities that would be competitive with the Company’s business or make inappropriate use of the Company’s confidential information.

Mr. Colletti

Severance Benefits

Mr. Colletti is party to a severance agreement with the Company providing that if the Company or its successor terminates his employment under any circumstances other than for cause, death or disability, or if he resigns his employment with good reason, then he would be entitled to (i) continuation of base salary (but not bonus, commissions or other incentive compensation) for 12 months, (ii) a cash amount equal to 100% of his target annual bonus in effect on the date of termination without regard to any performance requirements, payable over 12 months, and (iii) one year of accelerated vesting of stock options, restricted stock or other equity-based awards granted to him after July 31, 2006. The severance agreement also entitles him to reimbursement for the portion of the cost of continuing his health insurance benefits equal to the portion being paid by the Company at the time of termination of his employment for 12 months or until he becomes eligible to receive similar benefits from another employer.

Additional Requirements and Limitations

The severance agreement provides that if at any time during or within one year following termination of his employment, he becomes employed by or affiliated with any competitor, or violates in any material respect any material contractual obligation or legal duty to the Company, and fails to cure, then Eclipsys may cancel any equity awards that vested pursuant to the severance agreement, recover the value he may have realized upon sale during the two preceding years of shares underlying equity awards that vested pursuant to the severance agreement, and cease any severance payments and recover any severance already paid in excess of $25,000.

The Company agreed to honor Mr. Colletti’s severance agreement in connection with his resignation from the Company.

Mr. Petro

Mr. Petro’s employment agreement entitled him to at least 26 weeks’ notice before his employment is terminated by the Company without cause. The Company was entitled to terminate his employment and pay him in lieu of some or all of the notice period, either in a lump sum or by continuation of his salary. No notice or severance benefits were triggered by Mr. Petro’s resignation.

Quantification of Payments upon Termination or Change in Control

The following table shows severance benefits payable for each named executive officer in an ordinary severance situation (i.e. not in connection with a change in control), as well as in connection with a change in control. In accordance with SEC rules, the amounts shown assume that the triggering event in question occurred on December 31, 2008, the last day of fiscal year 2008, and are based on a price of $14.19 for the Company’s common stock, which was the reported closing price of the Company’s common stock on that date.

SEVERANCE BENEFITS TABLE

Name	Ordinary Severance				Change in Control Severance
		Accelerated Vesting				Accelerated Vesting
	Cash[1] ($)	Stock Options² ($)	Restricted Stock³ ($)	Total ($)	Cash[1] ($)	Stock Options[4] ($)	Restricted Stock[5] ($)	Income Tax Gross-Up6 ($)	Total ($)
R. Andrew Eckert	3,228,683	—	496,650	3,725,333	4,038,244	—	1,064,250	1,733,303	6,835,797
Robert J. Colletti	584,722	—	—	584,722	584,722	—	—	—	584,722
John E. Deady	1,239,707	—	307,455	1,547,162	1,586,276	—	685,845	—	2,272,121
John P. Gomez	1,222,130	—	17,738	1,239,868	1,562,840	—	53,213	—	1,616,053
Joseph C. Petro	187,500	—	—	187,500	187,500	—	—	—	187,500

[1]

Includes cash severance as described above. Also includes (i) for Mr. Colletti, $9,722 for continuation of Company subsidization of health insurance costs for 12 months; and (ii) for Messrs. Eckert, Deady and Gomez, $28,683, $27,207, and $9,630 respectively, for continuation of health insurance costs for 18 months in case of ordinary severance, and $38,244, $36,276 and $12,840, respectively, for continuation of health insurance costs for 24 months in case of change in control severance. Health insurance payments cease to be payable when the executive becomes eligible to receive substantially similar benefits under any plan or program of another employer.

[2]

All stock options issued to each of Messrs. Eckert, Colletti, Deady and Gomez that would have accelerated as part of his severance benefit were underwater as of December 31, 2008. Mr. Petro’s severance benefits did not include accelerated vesting.

[3]

Reflects accelerated vesting of 35,000 shares for Mr. Eckert, 21,667 shares for Mr. Deady, and 1,250 shares for Mr. Gomez. Mr. Colletti had no restricted stock that qualified for acceleration in an ordinary severance situation as of December 31, 2008. Mr. Petro’s severance benefits did not include accelerated vesting.

[4]

All stock options issued to each of Messrs. Eckert, Colletti, Deady and Gomez that would have accelerated as part of his severance benefit were underwater as of December 31, 2008. Mr. Petro’s severance benefits did not include accelerated vesting.

[5]

Reflects accelerated vesting of 75,000 shares for Mr. Eckert, 48,333 shares for Mr. Deady, and 3,750 shares for Mr. Gomez. Mr. Colletti had no restricted stock that qualified for acceleration in an ordinary severance situation as of December 31, 2008. Mr. Petro’s severance benefits did not include accelerated vesting.

[6]

Messrs. Eckert, Deady and Gomez are entitled to income tax gross-ups on severance compensation payable in connection with a change in control to offset the effects of any 20% excise tax on excess parachute payments under Section 4999 of the Internal Revenue Code. An executive is treated as having received excess parachute payments if the payments or benefits received are contingent on a change in the ownership or control of a corporation, and the aggregate amount of such payments and benefits equal or exceeds three times the executive’s base amount compensation (salary plus bonus). Based on assumptions as of December 31, 2008 and Black-Scholes modeling, Messrs. Deady and Gomez would not have been subject to the excise tax and therefore no gross-up would have been payable to them.

PROPOSAL 2 — RATIFICATION OF THE SELECTION OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected the firm of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since our inception. Although stockholder approval of the selection of PricewaterhouseCoopers LLP is not required by law, the Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this selection as a matter of good corporate governance. If this proposal is not ratified at the Annual Meeting, the Audit Committee may reconsider its selection of PricewaterhouseCoopers LLP. Even if the selection is ratified, the Audit Committee may in its discretion select a different independent registered public accounting firm at any time during the year if it determines that such a change would be appropriate.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

The Board of Directors recommends a vote FOR the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

AUDIT FEES AND RELATED MATTERS

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

The aggregate fees earned in the last two fiscal years by our independent registered public accounting firm, PricewaterhouseCoopers LLP, are as follows:

Fee Category	2008	2007
Audit Fees[1]	$2,026,137	$1,977,713
Audit-Related Fees[2]	86,956	597,083
Tax Fees[3]	270,090	90,431
All Other Fees[4]	1,500	1,500

Total	$2,384,683	$2,666,727

[1]

Audit Fees consist of fees for the audit of our financial statements, the audit of our internal control over financial reporting, the review of the interim financial statements included in our quarterly reports on Form 10-Q, and other professional services provided in connection with statutory and regulatory filings or engagements.

[2]

Audit-Related Fees in 2008 primarily consisted of due diligence related services and in 2007 primarily consisted of services provided in relation to the Company’s voluntary stock option review, which was completed in May 2007.

[3]	Tax Fees consist of tax compliance services related to the review of the consolidated federal income tax returns and foreign tax issues.

[4]	All Other Fees in 2008 and 2007 related to renewal of our accounting research software.

PRE-APPROVAL POLICY AND PROCEDURES

The Audit Committee has adopted policies and procedures relating to the pre-approval of all audit and non-audit services that are to be provided by our independent registered public accounting firm. The Audit Committee will not approve any services that individually or in the aggregate may impair the independence of the independent registered public accounting firm.

On an annual basis, the independent registered public accounting firm will determine the scope of work necessary to render an opinion on the consolidated financial statements of Eclipsys for that year and present to the Audit Committee an audit plan and proposed engagement letter describing that work. Based upon tentative agreement with the Audit Committee regarding the scope of services to be performed pursuant to the engagement letter, the independent registered public accounting firm will propose to the Audit Committee the fees to be paid by Eclipsys to the independent registered public accounting firm in respect of the services described in the engagement letter. The final engagement letter and fees will be agreed by Eclipsys acting pursuant to the direction of the Audit Committee, and all of the services covered by the final engagement letter will be considered pre-approved by the Audit Committee.

The Audit Committee or the Chairman of the Audit Committee acting by delegated authority will approve, if necessary, any changes in terms, conditions and fees under the engagement letter resulting from changes in the audit scope, company structure or other matters.

The Audit Committee has delegated to the Chairman of the Audit Committee the authority to approve on a case-by-case basis any audit or non-audit services at any time other than at a meeting of the Audit Committee. The Chairman then reports any services so approved to the Audit Committee at its next regularly scheduled meeting.

None of the services described above under the captions “Audit-Related Fees,” “Tax Fees,” and “All Other Fees” was approved by the Audit Committee pursuant to the provisions of paragraph (c)(7)(i)(C) of Rule 2-01 of SEC Regulation S-X.

REPORT OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

The Audit Committee of Eclipsys’ Board of Directors is composed of four members and acts under a written charter that has been approved by the Board of Directors. The members of the Audit Committee are independent directors, based upon standards set forth in applicable laws, rules, and regulations. The Audit Committee has received from, and discussed with, Eclipsys’ independent registered public accounting firm (the “independent auditor”) various communications that our independent registered public accounting firm is required to provide to the Audit Committee, including the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended.

The Audit Committee has also received the written disclosures and the letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with the independent auditor the independent auditor’s independence.

Management is responsible for the financial reporting process, the system of internal controls, including internal control over financial reporting, and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. The independent auditor is responsible for the integrated audit of the consolidated financial statements and internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes and procedures. The members of the Audit Committee are not professionally engaged in the practice of accounting or auditing and are not professionals in these fields. The Audit Committee relies, without independent verification, on the information provided by and on the representations made by management regarding the effectiveness of internal control over financial reporting, that the financial statements have been prepared with integrity and objectivity and that such financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. The Audit Committee also relies on the opinions of the independent auditor on the consolidated financial statements and the effectiveness of internal control over financial reporting.

The Audit Committee’s meetings facilitate communication among the members of the Audit Committee, management, the internal auditors, and the independent auditor. The Audit Committee separately met with each of the internal and independent auditor, with and without management, to discuss the results of their examinations and their observations and recommendations regarding Eclipsys’ internal controls.

Based on its discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and the independent registered public accounting firm, the Audit Committee recommended to our Board of Directors that our audited financial statements for the fiscal year ended December 31, 2008 be included in our annual report on Form 10-K for the fiscal year ended December 31, 2008.

By the Audit Committee of the Board of Directors of Eclipsys.

AUDIT COMMITTEE

Jay B. Pieper, Chair
John T. Casey
Dan L. Crippen
Edward A. Kangas

This Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Eclipsys filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Eclipsys specifically incorporates the Audit Committee Report by reference therein.

OTHER DIRECTOR AND EXECUTIVE OFFICER INFORMATION

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Lease Agreement and Cost-Sharing Arrangement with BG Jet Corp.

Effective March 1, 2007, we entered into a Lease Agreement and a Cost Sharing Agreement, each with BG Jet Corp., and an Assignment and Consent among Eclipsys, BG Jet Corp., NetJets Sales, Inc., NetJets Services, Inc. and NetJets Aviation, Inc. BG Jet Corp. is 50% owned by Mr. Eugene Fife, one of our directors and the Chairman of our Board. The NetJets entities are affiliated companies that in the aggregate provide a fractional aircraft interest and related services to BG Jet Corp. Our arrangement with BG Jet Corp. had an initial term of 11 months and was renewed for subsequent one year terms in February 2008 and 2009. Either Eclipsys or BG Jet Corp. may terminate the arrangement, without penalty, if Mr. Fife’s service on our Board ceases, or as a result of a change in control of Eclipsys, or upon loss of use of the aircraft that is subject to the fractional interest, or upon transfer of the fractional interest in whole or part by BG Jet Corp.

BG Jet Corp. has agreed to make a portion of its fractional interest available to us. Pursuant to these agreements, (i) BG Jet Corp. leases its fractional interest to us from time to time to accommodate our flight needs, (ii) the NetJets entities provide directly to us the aircraft management services provided to BG Jet Corp. as part of the fractional ownership program, and (iii) Eclipsys and BG Jet Corp. divide the fixed monthly costs and hourly flight time charges according to each party’s respective usage of the fractional interest. This arrangement is structured to comply with applicable rules of the Federal Aviation Administration.

Our costs in connection with this arrangement include (i) fixed lease payments to BG Jet Corp. of $100 per month, (ii) payments to NetJets of our ratable share, based upon our usage, of the fixed monthly costs that BG Jet Corp. is obligated to pay to NetJets, and (iii) payments to NetJets for actual flight time used by Eclipsys, plus federal excise taxes, fuel surcharges, and other miscellaneous items such as landing fees. The monthly management fee and hourly flight costs are the actual costs to BG Jet Corp. pursuant to its arrangements with NetJets, so the transaction is structured as a pass-through of BG Jet Corp.’s costs and not to profit BG Jet Corp. In addition, we do not make any payment to BG Jet Corp. in respect of BG Jet Corp.’s capital investment in its fractional interest.

During the fiscal year ended December 31, 2008, we used 43.0 hours of the fractional interest. The amount that can be considered to benefit Mr. Fife and therefore represents his interest in the transaction is approximately $45,100, consisting of 50% (commensurate with his 50% interest in BG Jet Corp.) of $1,200 in monthly rentals paid to BG Jet Corp. and approximately $89,000 payable to NetJets for fixed monthly maintenance costs that would otherwise be paid by BG Jet Corp. The balance, consisting of incremental hourly flight costs, would not benefit Mr. Fife. In addition to a nominal increase in the fixed monthly costs that BG Jet Corp. is to pay NetJets in 2009, if we use more than 43.0 hours in 2009, the benefit to Mr. Fife would increase ratably consistent with the foregoing.

This related person transaction was approved by our Audit Committee. In addition, pursuant to our related person transactions policy, because the transaction involves a director it was also approved by the entire Board of Directors, with Mr. Fife abstaining. The Audit Committee and the Board of Directors considered the business need for periodic access to private aircraft and alternative sources of access to private aircraft, and concluded that the transaction with BG Jet Corp. was beneficial to Eclipsys and on terms equal to or better than those available from unrelated third-party providers of private aircraft services.

POLICIES AND PROCEDURES FOR APPROVAL OF RELATED PERSON TRANSACTIONS

In recognition of the fact that a transaction between Eclipsys and one of its directors, executive officers or significant stockholders (or their immediate family members) may present potential, perceived or actual conflicts of interest, our Board of Directors has adopted a formal, written policy with respect to the review and approval of related person transactions. In accordance with this policy and our Audit Committee Charter, our Audit Committee is responsible for reviewing and approving the terms and conditions of all related person transactions. In addition, if the related person involved in the transaction under review is our Chief Executive Officer or one of our directors or the proposed transaction involves more than $2 million per year, the transaction is subject to further review and approval by our entire Board of Directors. Our finance and internal audit departments are responsible for establishing and maintaining procedures for identifying potential related person transactions while our legal department is responsible for preliminary review of such transactions and determining whether the transaction under review is subject to Audit Committee approval under our related person transactions policy. Our legal department is also responsible for the preparation of a detailed description of the subject transaction for use by the Audit Committee in performing its formal review and approval process. In the course of its review of a related person transaction, the factors considered by our Audit Committee include, but are not limited to the:

•	terms of the transaction as compared to terms available for a similar transaction with a non-related person;

•	disclosure requirements associated with the transaction;

•	effect of the transaction upon the independence of any director involved;

•	effect of the transaction upon the ability of the related person to fulfill his or her duties to Eclipsys; and

•	appearance of the transaction.

The Audit Committee and the full Board of Directors has reviewed and approved the related person transaction described above under the heading, “Certain Relationships and Related Transactions.”

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and persons who beneficially own more than ten percent of our Voting Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. We are required to disclose in this proxy statement any late filings during the fiscal year ended December 31, 2008.

To our knowledge, based solely on our review of the copies of such reports required to be furnished to us and on the representations of the reporting persons, all of these reports were timely filed during the fiscal year ended December 31, 2008, except the following, which were filed late due to Company administrative error (i) six Form 4 filings on July 8, 2008 related to grants of Annual DSUs made on June 11, 2008 to Messrs. Casey, Crippen, Denning, Fife, Kangas, and Macnab; and (ii) one Form 4 filing on May 21, 2008 related to a sale of Voting Common Stock on May 15, 2008 pursuant to a 10b5-1 selling plan by Mr. Copple.

OTHER MATTERS

STOCKHOLDER PROPOSALS FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS

Pursuant to Securities Exchange Act Rule 14a-8(e), proposals of stockholders intended to be presented at our 2010 annual meeting of stockholders must be received by us at our corporate headquarters at Three Ravinia Drive, Atlanta, Georgia 30346, directed to the attention of our Corporate Secretary, not later than December 4, 2009 to be considered for inclusion in the proxy statement for that meeting. In addition, under our bylaws stockholder proposals for action at our 2010 annual meeting of stockholders that are not intended or eligible for inclusion in the proxy statement for that meeting may, nonetheless, be considered for presentation at the meeting if the proposal is delivered to or mailed and received by us at our corporate headquarters at Three Ravinia Drive, Atlanta, Georgia 30346 not less than 60 days or more than 90 days prior to the date of the meeting. However, if less than 70 days notice or prior public disclosure of the date of our 2010 annual meeting of stockholders is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever occurs first. A copy of our bylaws may be obtained from our Corporate Secretary.

ANNUAL REPORT

A copy of our annual report on Form 10-K for the fiscal year ended December 31, 2008 as filed with the Securities and Exchange Commission, without exhibits will be provided without charge upon written request addressed to our Corporate Secretary at our corporate headquarters at Three Ravinia Drive, Atlanta, Georgia 30346. You may also obtain a copy of our annual report on Form 10-K via the Internet by following the instructions set forth in the Notice of Internet Availability of Proxy Materials.

By Order of the Board of Directors,

Brian W. Copple
Secretary

March 31, 2009

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES PLEASE VOTE AS PROMPTLY AS POSSIBLE VIA THE INTERNET OR TELEPHONE AS INSTRUCTED IN THESE MATERIALS OR, IF THIS PROXY STATEMENT WAS MAILED TO YOU, BY COMPLETING, DATING AND SIGNING THE ENCLOSED PROXY CARD AND MAILING IT IN THE ENCLOSED ENVELOPE. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

ECLIPSYS CORPORATION C/O COMPUTERSHARE TRUST COMPANY, N.A. P.O. BOX 43078 PROVIDENCE, RI 02940-3078

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 12, 2009. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Eclipsys Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 12, 2009. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Eclipsys Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	ECPSY1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ECLIPSYS CORPORATION			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1 AND 2.
Vote on Directors			☐	☐	☐
1.	ELECTION OF DIRECTORS
Nominees:
01) John T. Casey
02) Jay B. Pieper
Vote on Proposals								For	Against	Abstain
2.	To ratify the selection of PricewaterhouseCoopers LLP by the Board of Directors as the Company’s independent registered public accounting firm for the current fiscal year.							☐	☐	☐
3.	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR items 1 and 2. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion.

MATERIALS ELECTION
As of July 1, 2007, SEC rules permit companies to send you a notice that proxy information is available on the Internet, instead of mailing you a complete set of materials. Check the box to the right if you want to receive a complete set of future proxy materials by mail, at no cost to you. If you do not take action you may receive only a Notice of Internet Availability of such materials.			☐			Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by a duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

ECLIPSYS CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS

MAY 13, 2009

The stockholder(s) hereby appoint(s) Brian W. Copple, W. David Morgan and Robert M. Saman, and any of them, as proxies to vote the shares of Common Stock of Eclipsys Corporation that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 2:00 p.m., Eastern Time, on May 13, 2009, at the Company’s headquarters, located at Three Ravinia Drive, 10th Floor, Atlanta, Georgia 30346 and any postponement or adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL.

IF VOTING BY MAIL, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

CONTINUED AND TO BE MARKED AND SIGNED ON REVERSE SIDE